FOOD LION, INC.
                      2110 Executive Drive
                         P.O. Box 1330
             Salisbury, North Carolina  28145-1330

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
            TO THE SHAREHOLDERS OF FOOD LION, INC.:

     The Annual Meeting of the Shareholders of Food Lion, Inc. (the "Company") will be held at 10:00 a.m. on Thursday, May 2, 1996, at the Catawba College Keppel Auditorium, Salisbury, North Carolina, for the following purposes, all as more fully described in the accompanying Proxy Statement:

          (1)  To elect ten members to the Board of Directors;

          (2) To consider and vote on a proposal to ratify the appointment of Coopers & Lybrand as independent accountants for the fiscal year ending December 28, 1996;

          (3) To consider and vote on a proposal to approve the 1996 Employee Stock Incentive Plan of Food Lion, Inc.;

          (4) To consider and vote on a proposal to approve the Key Executive Annual Incentive Bonus Plan; and

          (5) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 14, 1996 as the record date for the determination of shareholders entitled to vote at the meeting and, accordingly, only shareholders who are otherwise entitled to vote and who are holders of record at the close of business on that date will be entitled to notice of and to vote at the meeting. The transfer books of the Company will not be closed. A Proxy Statement and proxy card are enclosed herewith. You are urged to date, sign and return the proxy card promptly in the envelope provided.

                              TOM E. SMITH
                              Chairman of the Board, President
                              and Chief Executive Officer
March 29, 1996

SHAREHOLDERS MAY REVOKE A PROXY UPON DELIVERY TO THE SECRETARY OF THE COMPANY OF A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. SHAREHOLDERS MAY ALSO REVOKE A PROXY BY ATTENDING THE ANNUAL MEETING OF SHAREHOLDERS AND VOTING IN PERSON.




                        FOOD LION, INC.
                      2110 Executive Drive
                         P.O. Box 1330
             Salisbury, North Carolina  28145-1330

                         March 29, 1996

                        PROXY STATEMENT

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Food Lion, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at 10:00 a.m. on May 2, 1996, at the Catawba College Keppel Auditorium, Salisbury, North Carolina, and at any adjournment thereof (the "Annual Meeting"). The entire cost of such solicitation will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and the Company may reimburse them for their expenses in doing so. Personal solicitations may be conducted by directors, officers and employees of the Company. This Proxy Statement and accompanying proxy card will be mailed to shareholders on or about March 29, 1996.

     The shares represented by the accompanying proxy and entitled to vote will be voted if the proxy card is properly signed and received by the Company prior to the meeting. Where a choice is specified on any proxy card as to the vote on any matter to come before the meeting, the proxy will be voted in accordance with such specification. Where no choice is specified, the proxy will be voted for the election of the persons nominated to serve as the directors of the Company named in this Proxy Statement, for the proposal to ratify the appointment of Coopers & Lybrand as independent accountants for the fiscal year ended December 28, 1996, for approval of the 1996 Employee Stock Incentive Plan of Food Lion, Inc., for the approval of the Key Executive Annual Incentive Bonus Plan, and in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the Annual Meeting.

                VOTING SECURITIES OF THE COMPANY

     The Company is authorized to issue and has outstanding (i) non-voting shares of Class A Common Stock, par value $.50 per share ("Class A Common Stock"), and (ii) voting shares of Class B Common Stock, par value $.50 per share ("Class B Common Stock") (collectively, the "common stock"). Holders of record of the Class B Common Stock at the close of business on March 14, 1996 are entitled to vote at the Annual Meeting and are entitled to one vote for each share held. At the close of business on March 14, 1996, there were 235,594,114 shares of Class B Common Stock issued and outstanding and 236,242,225 shares of Class A Common Stock issued and outstanding. Shares of Class A Common Stock have no voting rights other than as provided by North Carolina law.

     The laws of North Carolina, under which the Company is incorporated, provide that, in connection with the election of directors, the persons receiving a plurality of the votes cast will be elected as directors. The affirmative vote of a majority of the shares of Class B Common Stock represented and entitled to vote at the Annual Meeting will be required to ratify the appointment of independent accountants, approve the 1996 Employee Stock Incentive Plan of Food Lion, Inc., and approve the Key Executive Annual Incentive Bonus Plan. Abstentions will be counted in determining the existence of a quorum for the Annual Meeting, but abstentions and non-votes, including broker non-votes, will not be counted as votes in favor of or against the proposals described above.

     Etablissements Delhaize Freres et Cie "Le Lion" S.A. ("Delhaize") and its wholly owned subsidiary, Delhaize The Lion America, Inc., a Delaware corporation ("Detla"), own, in the aggregate, more than 50% of the outstanding shares of the Company's Class B Common Stock. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT -- Principal Shareholder." The affirmative vote by Delhaize and Detla will guarantee the passage of any of the proposals described above (and any other proposals that require majority vote for passage). The Company has been informed that Delhaize and Detla intend to vote for the election of the ten nominees for director proposed herein under "Proposal (1) -- Election of Directors"; for Proposal (2), ratifying the appointment of Coopers & Lybrand as independent accountants for the fiscal year ending December 28, 1996; for Proposal (3), approving the 1996 Employee Stock Incentive Plan of Food Lion, Inc.; and for Proposal (4), approving the Key Executive Annual Incentive Bonus Plan.











        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                         AND MANAGEMENT

Principal Shareholder

     The following information is furnished for each person known by management of the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Class B Common
Stock, the only voting security of the Company:

                                        Amount and Nature
                                        of Beneficial
                                        Ownership as of  Percent
Name and Address                        March 14, 1996   of Class

Etablissements Delhaize Freres et Cie
 "Le Lion" S.A. ("Delhaize")
 rue Osseghem, 53
 1080 Brussels, Belgium                 120,443,462(1)      51.1%




(1) Includes 63,352,780 shares held of record by Delhaize' wholly owned subsidiary, Delhaize The Lion America, Inc., a Delaware corporation ("Detla"). Detla's address is Suite 2160, Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326. Delhaize, Detla, and the Company are parties to a Shareholders Agreement dated September 15, 1994, which governs the voting of the shares held by Delhaize and Detla in the election of directors and other matters. See "Shareholders Agreement" below.

Ownership of Management

     The following information with respect to beneficial ownership of shares of the Company's Class A Common Stock and Class B Common Stock as of March 14, 1996, is furnished for each director, nominee for director and named executive officer of the Company, and for all directors and executive officers of the Company as a group. The number of shares of common stock set forth in the table below includes shares that may be acquired within 60 days of March 14, 1996, but does not include shares of common stock beneficially owned by Delhaize, as to which Messrs. Beckers, de Cooman d'Herlinckhove, Coppieters, Stroobant and de Vaucleroy are associated as further described herein. See "Principal Shareholder" above for more information relating to the ownership of Class B Common Stock by Delhaize. Unless otherwise noted, each person has sole voting and investment power of the shares beneficially owned by such person.

                          Class A          Class B
                                        Common Stock
                        Common
                        Stock
Name of Individual      Amount and  Percent  Amount and     Percent
or Number of            Nature of   of       Nature of      of
Persons in Group        Beneficial  Class    Beneficial     Class
                        Ownership            Ownership
Pierre-Olivier Beckers  --          --       --             --
Dan A. Boone            21,464 (1)  *        15,180 (1)     *
Jacqueline Kelly        --          --       1,000          *
Collamore
E. Charles de Cooman    --          --       --             --
d'Herlinckhove
Jean-Claude Coppieters  --          --       --             --
William G. Ferguson     --          --       --             --
Bernard W. Franklin     425         *        --             --
Joseph C. Hall, Jr.     90,374 (2)  *        62,033 (2)     *
Margaret H. Kluttz      300         *        1,050          *
R. William McCanless    2,139 (3)   *        --             --
Eugene R. McKinley      23,282 (4)  *        50,239         *
Tom E. Smith            740,600 (5) *        1,529,267 (5)  *
Philippe Stroobant      20,000      *        --             --
Gui de Vaucleroy        --          --       --             --

All directors and
executive officers as
a group (22 persons)    1,056,522 (6)*        1,741,659      *
----------------------

*    Indicates less than 1%.

 (1) Includes (a) 750 shares of Class A Common Stock that may be acquired upon exercise of options granted under the Food Lion, Inc. 1991 Employee Stock Option Plan; (b) 175 shares of Class A Common Stock held by Mr. Boone's wife; and (c) 405 shares of Class A Common Stock and 180 shares of Class B Common Stock held by Mr. Boone's wife as custodian for their children.

(2) Includes 12,330 shares of Class A Common Stock and 6,480 shares of Class B Common Stock held by Mr. Hall as custodian for his children; and (b) 300 shares of Class A Common Stock held by Mr. Hall's wife as custodian for their children.


(3) Includes 2,000 shares of Class A Common Stock that may be acquired upon exercise of options granted under the 1983 and 1991 Employee Stock Option Plans.

(4) Includes 1,240 shares of Class A Common Stock held by Mr. McKinley's wife. Does not include 14,530.921 units in the Profit Sharing Retirement Plan of Food Lion, Inc. allocated to Food Lion Class A Common Stock. The number of shares per unit in such plan fluctuates daily based in part on the allocation of cash to the fund. As of March 14, 1996, the 14,530.921 units held by Mr. McKinley represented 22,330.31 shares of Class A Common Stock.

(5) Includes (a) 37,500 shares of Class A Common Stock that may be acquired upon exercise of options granted under the 1991 Employee Stock Option Plan of Food Lion, Inc.; and (b) 480 shares of Class A Common Stock and 203 shares of Class B Common Stock held by Mr. Smith's wife; and excludes 165,092 shares of Class A Common Stock and 348,912 shares of Class B Common Stock owned by trusts created by Mr. Smith for his children and over which Mr. Smith exercises no voting or investment power.

(6) Includes 52,150 shares of Class A Common Stock that may be acquired upon exercise of options granted under the Food Lion, Inc. 1983 Employee Stock Option Plan and the 1991 Employee Stock Option Plan of Food Lion, Inc. Does not include 20,596.543 units in the Profit Sharing Retirement Plan of Food Lion, Inc. allocated to Food Lion Class A Common Stock. The number of shares per unit in such plan fluctuates daily based in part on the allocation of cash to the fund. As of March 14, 1996, the 20,596.543 units held by all directors and executive officers as a group represented 31,651.61 shares of Class A Common Stock.

Shareholders Agreement

     On September 15, 1994, Delhaize, Detla and the Company entered into an agreement ("1994 Shareholders Agreement" or "Shareholders Agreement") containing provisions regarding, among other things, the nomination of candidates for election to the Board of Directors, the voting of securities beneficially owned by the parties to the Shareholders Agreement for the election of directors, the role of Tom E. Smith in the management of the Company and the voting requirements applicable to specified actions by the Board of Directors. The 1994 Shareholders Agreement is effective until April 30, 2001, unless Delhaize' and Detla's aggregate ownership of voting shares of the Company is reduced below 10%, in which case the Shareholders Agreement would terminate at that time.

     The 1994 Shareholders Agreement provides for, subject to the fiduciary duties of directors under North Carolina law or except as the Board by Special Vote may otherwise direct, a Nominating Committee of the Board of Directors to nominate the slate of directors to be submitted to the shareholders for election to the Board and persons to fill any vacancies on the Board that arise
from time to time. See "THE BOARD OF DIRECTORS."   The
Shareholders Agreement provides that the Nominating Committee shall consist of three persons, one of whom will be designated by Delhaize and Detla, one of whom will be the Chief Executive Officer of the Company or his designee from among the members of the Board of Directors, and one of whom will have no affiliation (other than Board or Committee Membership of the Company) with either Delhaize or the Company. The Shareholders Agreement specifies that the slate to be proposed for election to the Board of Directors shall consist of ten persons, four proposed by the Chief Executive Officer of Delhaize, two proposed by the Chief Executive Officer of the Company, and four to have no affiliation (other than Board or Committee Membership of the Company) with either Delhaize or the Company. The Agreement requires persons nominated to fill vacancies to be selected in a corresponding manner.

     The Shareholders Agreement also reflects a voting agreement between Delhaize and Detla to vote in favor of the slate of directors proposed by the Nominating Committee and approved by the Board of Directors of the Company, and not to participate, directly or indirectly, in any effort to cause cumulative voting to be in effect for any election of directors of the Company.






                          Proposal (1)
                     Election Of Directors

     Article 3, Section 2 of the Bylaws of the Company provides for a minimum of eight and a maximum of ten directors, as such number is established from time to time by the shareholders or the Board of Directors of the Company. The Board of Directors has set the number of directors at ten. The ten persons who receive the highest number of votes at the meeting (assuming a quorum is present) shall be deemed to have been elected. The ten persons named below are nominated to serve on the Board of Directors until the 1997 Annual Meeting of Shareholders and until their successors are elected and qualified. Except for Mr. Coppieters, each nominee is currently a director of the Company.

     Each nominee for director has indicated that he or she is willing and able to serve as a director if elected. However, if any nominee should become unable to serve or will not serve, the persons named on the enclosed proxy card will vote for such substitute nominees as designated by the Board of Directors.

     The age and a brief biographical description of each of the ten nominees for director are set forth below.

PIERRE-OLIVIER BECKERS (35)--Mr. Beckers is a director of Delhaize and has been for more than five years a member of the Executive Committee of Delhaize. Mr. Beckers serves as a director, President and Chief Operating Officer of Detla, a wholly owned subsidiary of Delhaize. Since April 1995, Mr. Beckers has been Executive Vice President of the Executive Committee of Delhaize in charge of international activities. He has been a manager of Delhaize since 1986. Mr. Beckers was first elected as a director of the Company in 1992 and is a member of the Audit, Senior Management Compensation and Stock Option Committees.

DR. JACQUELINE KELLY COLLAMORE (36)--Dr. Collamore is an Associate with Credit Suisse. She previously served as Vice President and Chief of Staff of Credit Suisse Asset Management, Inc., which she joined in February, 1993. Since January, 1994, she has also served as Associate and Chief of Staff of Credit Suisse Private Banking. Dr. Collamore was a consultant with Arthur D. Little from 1991 to 1992, and was an independent business consultant from 1986 to 1991. Dr. Collamore was a Lecturer of Marketing from 1989 to 1992 at various colleges and universities. Dr. Collamore was first elected as a director in 1994, is a member of the Stock Option Committee and is Chairperson of the Audit Committee.

JEAN-CLAUDE COPPIETERS `t WALLANT(50)--Mr. Coppieters is and has been for more than five years the Secretary of the Board of Directors and a member of the Executive Committee of Delhaize. He has been the Chief Financial Officer of Delhaize since 1974. He is also Vice-President, Treasurer and Assistant Secretary of Detla. If elected, this will be Mr. Coppieters' first term as a director.

WILLIAM G. FERGUSON (68)--Mr. Ferguson has been a director of Snow Aviation International, Inc. since 1988 and the Executive Vice President since 1989. Mr. Ferguson is also a director of Digital Cockpits, Inc. Mr. Ferguson was Chairman and Chief Executive Officer of TTI Systems, Inc. from 1977 through the sale of the company to Transco Energy Company in 1986 and until he retired from Transco in 1989. Mr. Ferguson was first appointed to the Board on December 7, 1993. He is a member of the Audit Committee and is Chairperson of the Senior Management Compensation Committee.

DR. BERNARD W. FRANKLIN (43)--Dr. Franklin has been the President of St. Augustine's College in Raleigh, North Carolina since March 1995. From July 1989 until March 1995, Dr. Franklin served as President of Livingstone College and Hood Theological Seminary in Salisbury, North Carolina. Dr. Franklin served as Vice
President of Student Affairs at Virginia Union University (from 1987 to 1989) and Assistant Vice President of Student Affairs at Johnson C. Smith University (from 1985 to 1987). Dr. Franklin was first elected as a director in 1993 and is a member of the Audit Committee and is Chairperson of the Stock Option Committee.

JOSEPH C. HALL, JR. (46)--Mr. Hall is Senior Vice President of Operations and Chief Operating Officer of the Company, and has held those positions since July 1, 1995. Mr. Hall joined the Company in 1976 and has served as a Vice President since 1988. Mr. Hall has variously held the positions of Vice President of Purchasing, Vice President of Marketing, Vice President of Operations - Southern Division and Vice President of Operations - Central Division before assuming his current position. Mr. Hall was first appointed to the Board on July 13, 1995, following the resignation of John P. Watkins.

MARGARET H. KLUTTZ (52)--Mrs. Kluttz was appointed Chairperson of the North Carolina Rail Council in 1994. She has served on the North Carolina Rail Commission since 1994, and the North Carolina Board of Transportation since 1993. Mrs. Kluttz has served as Mayor of the City of Salisbury, North Carolina since 1991 and has been a member of the City Council since 1988. She was first appointed to the Board of Directors on September 20, 1994. Mrs. Kluttz is a member of the Audit Committee and is Chairperson of the Nominating Committee.

TOM E. SMITH (54)--Mr. Smith is the President and Chief Executive Officer of the Company and Chairman of the Board. He has held the position of President since April 14, 1981 and the position of Chief Executive Officer since January 1, 1986. He was elected to the position of Chairman of the Board on May 10, 1990. Mr. Smith was first elected as a director in 1973, and is a member of the Nominating Committee.

PHILIPPE STROOBANT (43)--Mr. Stroobant is, and has been for more than five years, a director and member of the Executive Committee of Delhaize. On April 1, 1995, he was appointed Executive Vice President of the Executive Committee of Delhaize in charge of Belgian activities. Mr. Stroobant is a director of Detla. Mr. Stroobant has been a Manager of Delhaize since 1983. He was first elected as a director of the Company in 1995.

GUI DE VAUCLEROY (62)--Mr. de Vaucleroy is, and has been for more than five years, a director of Delhaize. Since January 1, 1990, Mr. de Vaucleroy has served as the President of the Executive Committee and Chief Executive Officer of Delhaize and has also served that company as Chief Operating Officer (from 1984 until 1989). Mr. de Vaucleroy is the Chairman of the Board, Chief Executive Officer and a director of Detla. Mr. de Vaucleroy was first elected as a director in 1975 and is a member of the Audit, Nominating and Senior Management Compensation Committees.


                     THE BOARD OF DIRECTORS

     The business of the Company is managed under the direction of the Board of Directors, as provided by North Carolina law and the Company's bylaws. The Board of Directors has established an Audit Committee, Nominating Committee, Senior Management
Compensation Committee, and Stock Option Committee.

     The Audit Committee recommends to the Board of Directors the appointment of the Company's outside accountants and reviews the scope and results of the audits by the Company's outside accountants. The committee also reviews the scope and results of audits by the Company's Internal Audit Department and other matters pertaining to the Company's accounting and financial reporting functions. The members of the Audit Committee, which met three times during the fiscal year ended December 30, 1995, are presently Pierre-Olivier Beckers, Jacqueline K. Collamore (Chairperson), William G. Ferguson, Bernard W. Franklin, Margaret
H. Kluttz and Gui de Vaucleroy.

     Under the company's Bylaws, the Nominating Committee must consist of three directors, one director designated by Delhaize, one by the Company's Chief Executive Officer and one who has no affiliation (other than Board or Committee membership of the Company) with either Delhaize or the Company. The Nominating Committee is responsible for nominating the slate of directors to be submitted to the shareholders for election, if approved by the Board, and for nominating persons to fill vacancies that arise on the Board. Under the Bylaws, the slate of directors nominated by the Nominating Committee will consist of ten persons, four of whom are proposed by Delhaize, two of whom are proposed by the Chief Executive Officer of the Company and four of whom have no affiliation (other than Board or Committee Membership of the Company) with either Delhaize or the Company. If any director ceases to be a director of the Company, then the Nominating Committee, subject to the Board's approval, shall nominate an appropriate person to fill the vacancy, selected in a corresponding manner (e.g., if a director proposed by Delhaize ceases to be a director, then Delhaize shall propose the person to fill the vacancy). The members of the Nominating Committee are Margaret H. Kluttz (Chairperson), Tom E. Smith and Gui de Vaucleroy. The Committee will consider candidates suggested by shareholders in accordance with the procedures set forth in the Company's Bylaws. The Nominating Committee met twice during the fiscal year ended December 30, 1995.

     The Senior Management Compensation Committee, which consists of three nonemployee directors, is responsible for reviewing and approving compensation for senior management of the Company, including amounts allocated to participants under the Company's Annual Incentive Bonus Plan and, if Proposal (4) is approved by the shareholders, the Key Executive Annual Incentive Bonus Plan, both of which are described below under the caption "REPORT ON EXECUTIVE COMPENSATION -- Incentive Compensation." See also "Proposal (4)-- Approval of Key Executive Annual Incentive Bonus Plan." The members of the Senior Management Compensation Committee, which met five times during the fiscal year ended December 30, 1995, are presently Pierre-Olivier Beckers, William
G. Ferguson (Chairperson) and Gui de Vaucleroy.

     The Stock Option Committee administers the Food Lion, Inc. 1983 Employee Stock Option Plan and the 1991 Employee Stock Option Plan of Food Lion, Inc., and selects the individuals who will be awarded options under these plans and determines the timing, pricing and amounts of options granted under these plans, each within the terms of the plans. If Proposal (3) is approved, the Stock Option Committee will also administer the 1996 Employee Stock Incentive Plan of Food Lion, Inc. See "REPORT ON EXECUTIVE COMPENSATION-- Stock Options," and "Proposal (3)-- Approval of 1996 Employee Stock Incentive Plan of Food Lion, Inc." The members of the Stock Option Committee, which met three times during the fiscal year ended December 30, 1995, are presently Pierre-Olivier Beckers, Jacqueline K. Collamore and Bernard W. Franklin (Chairperson).

     The Board of Directors met six times during the fiscal year ended December 30, 1995. During that period, each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and (ii) the total number of meetings held by all committees on which the director served (during the periods that he or she served).

Compensation of Directors

     The Company has agreed to pay Jacqueline K. Collamore, William G. Ferguson,Bernard W. Franklin, and Margaret H. Kluttz a quarterly fee of $6,500, a per board meeting fee of $1,000 and reimbursement for all related travel expenses for their service on the Board of Directors.

     There are no other standard or other arrangements pursuant to which directors of the Company are compensated for services as director.


                          Proposal (2)
             Appointment Of Independent Accountants

     The firm of Coopers & Lybrand, Charlotte, North Carolina has, upon the recommendation of the Audit Committee of the Board of Directors, been selected by the Board of Directors of the Company as independent accountants for the fiscal year ending December 28, 1996, subject to ratification of that appointment by the vote of a majority of the shares of Class B Common Stock represented and entitled to vote at the Annual Meeting. Coopers & Lybrand has acted as independent accountants for the Company since 1973. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions.

     The persons named on the accompanying proxy card intend to vote in favor of the ratification of the appointment of Coopers & Lybrand as independent accountants for the fiscal year ending December 28, 1996, unless a contrary choice is indicated on the enclosed proxy card. The affirmative vote of a majority of the shares of Class B Common Stock represented and entitled to vote at the Annual Meeting is necessary to ratify this appointment. The Board of Directors unanimously recommends that each shareholder vote FOR this proposal.


                          Proposal (3)
Approval of 1996 Employee Stock Incentive Plan of Food Lion, Inc.

      The Board of Directors of the Company believes that the Company and its shareholders have benefited from having officers and certain employees acquire Options for shares of Class A
Common Stock pursuant to the 1991 Employee Stock Option Plan of Food Lion, Inc.(the "1991 Plan"). The 1991 Plan has enabled officers and certain employees to acquire a proprietary interest in the Company, which serves as an incentive for employee performance.
Under the 1991 Plan, both Non-Qualified Options and Incentive
Options may be granted to key employees ("Participants") of the Company, up to an aggregate of 5,000,000 shares of Class A Common
Stock. As of December 30, 1995, Options to purchase 2,441,444 shares of Common Stock were outstanding under the 1991 Plan, Options to purchase 13,276 shares had been exercised and 2,545,280 shares remained available for the grant of Options.

      In February, 1996, the Board of Directors reviewed the recommendations of Towers Perrin, an independent compensation consulting firm, regarding the Company's long-term incentive equity arrangements and the design and administration of the 1991 Plan. These recommendations were part of a comprehensive review by Towers Perrin of executive compensation to ensure that the compensation structure is sufficiently competitive to allow the Company to attract and retain top executive and managerial talent. At its February 8, 1996 meeting, the Board approved amendments to the 1991 Plan, consistent with Towers Perrin's recommendations. The amendments to the 1991 Plan, subject to shareholder approval, will (i) authorize the award of restricted shares of Class A Common Stock ("Restricted Stock"); (ii) increase the number of shares reserved for issuance pursuant to the exercise of Options and the grant of Restricted Stock to 10,000,000 shares; (iii) require Plan administrators, in addition to other requirements, to be "outside directors," as such term is used for purposes of Section 162(m) of the Internal Revenue Code of 1986; (iv) set 300,000 as the maximum aggregate number of shares of Common Stock with respect to which Options may be granted, and that may be granted as Restricted Stock (or any combination of grants of Options and Restricted Stock) to any employee during any one calendar year; (v) modify the tax withholding feature of the Plan by establishing that the Committee may provide at the time of grant that the Optionee or recipient shall, or may, satisfy tax withholding requirements by electing to deliver Class A Common Stock or having the Company withhold Class A Common Stock (the 1991 Plan established these privileges directly rather than providing discretion to the Committee); (vi) granting the Committee additional discretion with respect to rules governing tax withholding elections (e.g., the form, revocability, and timing of elections, including timing requirements applicable to Section 16 Insiders, defined below); and (vii) provide that the Plan shall be construed in accordance with North Carolina law, except to the extent Federal law is applicable (the 1991 Plan not containing the reference to federal law). The amendment relating to the maximum number of shares that may be awarded under the Plan and the amendment relating to administration by "outside directors" are both intended to satisfy the requirements to qualify the Plan under Section 162(m) of the Internal Revenue Code, so that any compensation realized under the Plan will be deductible to the Company for tax purposes. The increase in the number of shares reserved for issuance under the Plan is designed to ensure that a sufficient number of shares is available in upcoming years to fulfill the purposes of the Plan.

      The purpose of the Restricted Stock feature of the Plan is to encourage and provide an additional incentive to officers and other key employees of the Company to increase the value of the Company and its Common Stock by permitting them to acquire a significant equity interest in the Company. The Restricted Stock feature is intended to facilitate the Company's ability to attract and retain superior personnel and to strengthen their desire to remain employed by the Company.

      The Board of Directors believes that the addition of a Restricted Stock feature, the increase in the number of shares reserved for issuance, and the other changes to the Plan described herein are in the best interest of the Company. These amendments are designed to secure for the Company the benefits of additional incentive inherent in the ownership of its Common Stock by key employees of the Company.

      Although the changes to the 1991 Plan described herein constitute amendments to such Plan, the Board of Directors has determined to submit the Plan in its entirety for approval by the shareholders. The 1991 Plan, as so amended, is referred to herein as the 1996 Employee Stock Incentive Plan of Food Lion, Inc.
("Incentive Plan" or "Plan").   Assuming the Incentive Plan is
approved by the shareholders, its effective date will be February
8, 1996.

      The major features of the Plan, as proposed to be amended, are summarized below, but this is only a summary and is qualified in its entirety by reference to the actual text of the Incentive Plan, which has been filed with the Securities and Exchange Commission. Unless otherwise indicated, the description that follows applies to the Incentive Plan, i.e., the 1991 Plan as amended as described further herein.

Purpose

      The purpose of the Incentive Plan is to encourage and enable selected employees of the Company to acquire or to increase their holdings of Class A Common Stock in order to promote a closer identification of their interests with those of the Company and its shareholders, thereby further stimulating their efforts to enhance the efficiency, soundness, profitability, growth, and value of the Company. This purpose is carried out through the granting of Options intended to qualify as Incentive Stock Options under section 422 of the Internal Revenue Code and Non-qualified Stock Options to purchase shares of the Company's Class A Common Stock to selected employees of the Company. Subject to shareholder approval as described herein, the Incentive Plan will also authorize the award of Restricted Stock to selected employees of the Company pursuant to the terms of the Plan.

Administration

      The Incentive Plan will be administered by the Stock Option Committee ("Committee") of the Board of Directors of the Company, members of which must be eligible to administer the Incentive
Plan pursuant to the disinterested administration requirements of Rule 16b-3 under the Securities Exchange Act of 1934 ("Exchange Act"). Assuming the Incentive Plan is approved by the shareholders, the administrators will also be required to qualify as "outside directors," as such term is used for purposes of Section 162(m) of the Internal Revenue Code of 1986 and any rules and regulations promulgated thereunder (the "Code"). Currently, the members of the Stock Option Committee are Pierre-Olivier Beckers, Jacqueline K. Collamore and Bernard W. Franklin (Chairperson).
The Committee has full and final authority in its discretion to take any action with respect to the Plan.

      With respect to Section 16 insiders (defined below), the Committee has full and final authority in its discretion to determine within the terms of the Plan the individuals to receive Options or Restricted Stock, the times or effective dates when Options or Restricted Stock will be granted, the number of shares to be granted as Restricted Stock or to be subject to each Option, and the time(s) when, and the conditions, if any, under which each Option may be exercisable. With respect to all Participants, the Committee has full and final authority in its discretion to: (i) prescribe the form(s) of the instruments or agreements evidencing any Options or Restricted Stock granted pursuant to the Plan, (ii) establish, amend, and rescind rules, regulations, and guidelines for the administration of the Plan, and (iii) construe and interpret the Plan and the instruments or agreements evidencing Options or Restricted Stock granted thereunder.

      With respect to key employees (defined below) who are not
Section 16 Insiders, the Plan includes a schedule on the basis of which, in part, these employees will receive Options. These grants occur upon an employee's promotion to certain positions and upon completion of specified periods of service in those positions, except that such grants are subject to adjustment as described below.

      "Section 16 Insider" is defined in the Plan as an individual who is serving as a director (including a director who is an employee), any individual who is serving in a position designated as an "executive officer" by the Board of Directors of the Corporation, or any individual required to file pursuant to Rule 16a-3 under Section 16 of the Exchange Act as an "officer" within the meaning of Rule 16a-l(f) of the Exchange Act, as such Act and Rules may hereinafter be amended from time to time.

      Subject to the contingencies described below, a non-Section 16 Insider promoted to a salary grade III position would receive Options for 50 shares and, after remaining in that position for five years, would be eligible to receive Options for an additional 50 shares in the discretion of the Committee; salary grade IV, Options for 100 shares, and after five years an additional 100 discretionary Options; salary grade V, Options for 100 shares, and after five years an additional 150 discretionary options; salary grade VI, 250 Options, and after five years an additional 250 discretionary Options; salary grade VII, 500 Options, and after five years an additional 500 discretionary Options; salary grades VIII, IX and X, 1,000 Options with no discretionary Options. The number of Options granted to an employee upon promotion to a higher salary grade position will be reduced by the number of Options previously granted to that employee. Notwithstanding the foregoing, the Committee may in its discretion grant Options for shares in excess of the number designated for Non-Section 16 insiders, and may reduce or eliminate grants to a Non-Section 16 Insider, but only on a prospective basis. The Committee has the authority to modify on a prospective basis, in its discretion, the designated grants to Non-Section 16 Insiders, including without limitation the power to add or delete positions from the list of those qualifying for grants, to increase or decrease the number of Options awarded upon promotion or completion of a period of service in a position qualifying for an award, and to increase or decrease the period of service required for an award. As discussed above, the Committee has full and final authority in its discretion to determine, within the terms of the Plan, the number of Options or shares of Restricted Stock that will be granted to Section 16 insiders.

      In the case of an individual who is not a Section 16 Insider and who is a "key employee" as determined by the Committee, the Committee will have full and final authority in its discretion to grant Restricted Stock in addition to Options granted pursuant to the Plan, and to determine which of such individuals shall receive such Restricted Stock. This provision was not contained in the 1991 Plan but was approved by the Board of Directors on February 8, 1996, subject to shareholder approval.

Plan Participants

      Options and Restricted Stock may be granted to "key employees." Under the Incentive Plan, "key employees" are employees who hold designated positions as determined by the Committee as well as all other employees who, in the determination of the Committee, are in a position materially to affect the profits of the Company by reason of the nature and extent of their duties, responsibilities, personal capabilities, performance and potential. As of March 22, 1996, approximately 2,650 persons were eligible to participate in the Incentive Plan.

Shares Subject to Grant

      Under the 1991 Plan, the maximum number of shares of Class A Common Stock that may be issued pursuant to the exercise of Options granted under the Plan is 5,000,000 shares. Subject to approval by the shareholders, the maximum number of shares of Class A Common Stock that may be issued pursuant to the exercise of Options granted under the Incentive Plan and the grant of Restricted Stock thereunder will be 10,000,000 shares. The maximum aggregate number of shares of Common Stock with respect to which Options may be granted and that may be granted as Restricted Stock (or any combination of grants of Options and Restricted Stock) to any employee during any one calendar year is 300,000 shares. However, if there is any change in the shares of Class A Common Stock because of a merger, consolidation or reorganization involving the Company, or if the Board of Directors of the Company declares a stock dividend or stock split distributable in shares of Class A Common Stock, or if there is a change in the capital stock structure of the Company affecting the Class A Common Stock, the number of shares of Class A Common Stock reserved for issuance under the Incentive Plan will be correspondingly adjusted, and the Committee will make such adjustment to Options or Restricted Stock that have been issued under the Incentive Plan or to any provisions of the Incentive Plan as it deems equitable to prevent dilution or enlargement of Options. If an Option or grant of Restricted Stock expires or terminates, such shares may again be the subject of a grant under the Plan of an Option or Restricted Stock.

Amendment or Termination of the Plan

      The Board of Directors will be able to amend or terminate the Incentive Plan at any time, provided, however, that approval by the shareholders of the Company will be required for any amendment that would (i) increase the number of shares of Class A Common Stock that may be issued under the Plan, (ii) materially change the requirements for eligibility to be a Participant or
(iii) otherwise require shareholder approval pursuant to the provisions of Rule 16b-3 (or any successor rule) under the Securities Exchange Act of 1934, as amended. Unless sooner terminated by the Board of Directors, the Incentive Plan will terminate on February 8, 2006, which is ten years after its adoption by the Board of Directors.

Stock Options

          1.   Option Price

     The price per share at which an Option may be exercised is the fair market value per share of Class A Common Stock on the date the Option is granted. For these purposes, the date of grant with respect to the Option grants to Non-Section 16 Insiders described above is the date of the employee's promotion to a position qualifying for a grant or completion of the period of service required for grant. For all other Options, the date of grant is the date on which the Committee acts to grant the Option or any later date specified by the Committee as the effective date of the Option, and the fair market value per share of Class A Common Stock is the closing price of such stock on the NASDAQ National Market System on the day the Option is granted.

          2. Exercisability, Option Period and Limitations on the Right to Exercise Options

     Of the Options granted to Non-Section 16 Insiders as described above, 1/3 are exercisable beginning on the third anniversary of the grant, 1/3 are exercisable beginning on the fourth anniversary of the grant and 1/3 are exercisable beginning on the date that is four years and six months after the date of the grant. The period for exercising the Options granted pursuant to grants to Non-Section 16 Insiders ends on the fifth anniversary of the date of the grant and any Options not exercised by that date shall terminate. The period during which any other Options may be exercised, which cannot extend more than ten years from the date of grant (the "Option Period"), and the time(s) when Options granted pursuant to the Plan will become exercisable, is determined by the Committee at the time the Options are granted. Any Option or portion thereof not exercised before the expiration of the Option Period will terminate. An Option may be exercised by giving written notice to the Committee accompanied by the payment of the purchase price, which can be in the form of cash, shares of Class A Common Stock owned by the Optionee or a combination of cash and shares.

     No Option may be exercised unless the Optionee is, at the time of exercise, an employee of the Company and has been an employee of the Company continuously since the date the Option was granted, subject to certain exceptions relating to military or sick leave, disability and other bona fide leaves of absence. If the employment of an Optionee is terminated for any reason, all Options held by such Optionee may be exercised to the extent exercisable on the date of such termination. However, the Committee, in its sole discretion, may accelerate the exercise date of any Option in whole or in part which was not otherwise exercisable on the date of termination, without any obligation to accelerate such date with respect to Options granted to any other Optionee or to treat all Optionees similarly situated in the same manner. Options held by an Optionee at the time of termination must be exercised, if at all, prior to the earlier of (i) the close of the period of twelve months next succeeding the date of termination (if the employment of the Optionee is terminated because of retirement or death; or 3 months in the case of an Incentive Option, where employment is terminated because of retirement); (ii) the close of the period of three months less one day next succeeding the date of termination (if the employment of the Optionee is terminated for reasons other than retirement or death) and (iii) the close of the Option Period.

          3.   Transferability

     No Option can be transferred (including by pledge or hypothecation) other than by will or the laws of intestate succession or, if applicable, pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986 or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules promulgated thereunder. In addition, shares of Class A Common Stock acquired upon exercise of an Option may not, without the consent of the stock Option Committee, be disposed of by an Optionee until the expiration of six months after the date the Option was granted.

Restricted Stock

     Grants of Restricted Stock will be subject to the terms and conditions of the Plan, and any additional terms and conditions not inconsistent with the express terms of the Plan, as the Committee sets forth in a grant instrument or agreement. Restricted Stock may be granted alone or in addition to any grant of Options under the Plan. Subject to the terms of the Plan, the Committee shall determine the number of shares of Restricted Stock to be granted to an individual, and the Committee may impose different terms and conditions on any particular Restricted Stock grant made to any individual.

     A grant of Restricted Stock is a grant of a number of shares of Class A Common Stock to a Participant, subject to such restrictions, terms and conditions as the Committee deems appropriate, such as restrictions on sale or transfer, a requirement that the shares be forfeited upon termination of employment for specified reasons within a certain period of time, and restrictions on vesting based upon service, performance goals, a change of control of the Company or a related corporation, or other factors.

     Restricted Stock will only become unrestricted and vest in a Participant in accordance with such vesting schedule as the Committee establishes at the time of grant (the period over which such stock vests being referred to herein as the "Restriction Period"). During the Restriction Period, shares of Restricted Stock will remain unvested and accordingly, a Participant may not sell, transfer, pledge or otherwise dispose of such shares. Shares of Restricted Stock issued in certificated form shall bear a legend reflecting applicable restrictions upon transfer.

     Except as may otherwise be provided in an instrument or agreement issued or entered into at the time of grant, an individual shall have during the Restriction Period, with respect to shares of Class A Common Stock received under a grant of Restricted Stock, all of the rights of a shareholder of the Company, including, without limitation, the right to vote the shares and to receive any cash dividends. Stock dividends issued with respect to such Restricted Stock shall be treated as additional Restricted Stock grants, and shall be subject to the same restrictions and other terms and conditions that apply to the shares of Restricted Stock with respect to which such stock dividends are issued.

Federal Income Tax Consequences

     The rules governing the tax treatment of Options, stock acquired upon the exercise of Options and Restricted Stock are quite technical. Therefore, the description of tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

     Incentive Options

     Incentive Options granted under the Incentive Plan are intended to qualify as "Incentive Stock Options" under Section 422 of the Internal Revenue Code. Pursuant to Section 422, the grant and exercise of an incentive stock option will not result in taxable income to the Optionee (with the possible exception of alternative minimum tax liability) if the Optionee does not dispose of shares received upon exercise of such Option less than one year after the date of exercise and two years after the date of grant (such one and two year holding periods being referred to as the "ISO Holding Period"), and if the Optionee has continuously been an employee of the Company from the date of grant to three months before the date of exercise (or 12 months in the event of death or disability) (the "employment requirement"). The Company will not be entitled to a deduction for income tax purposes in connection with the exercise of an Incentive Stock Option. Upon the disposition of shares acquired upon exercise of an Incentive Stock Option, the Optionee will be taxed on the amount by which the amount realized upon such disposition exceeds the Option price, and such amount will be treated as long-term capital gain or loss. If shares acquired upon exercise of Incentive Stock Options are disposed of prior to the expiration of the ISO Holding Period or if the Optionee does not meet the employment requirement described above, the Optionee will be obligated to report as ordinary income for the year in which the disposition occurs the amount, if any, by which the lesser of the fair market value of such shares on the date of exercise of such option or the amount realized from such sale exceeded the amount the Optionee paid for the shares. If the Optionee does not meet the employment requirement, the shares received upon the exercise of the Options are taxed as the exercise of non-qualified options.

     No Incentive Option may be granted to an employee who owns more than 10 percent of the voting power of all classes of the Company's common stock, unless, at the time the Option is granted, the Option price is at least 110% of the fair market value of the stock subject to the Option. In addition, the aggregate fair market value (on the date of grant) of the stock with respect to which an Incentive Option is exercisable for the first time by an individual during any calendar year cannot exceed $100,000.

     Non-qualified Options

     If an Optionee receives a Non-qualified Option, the difference between the market value of the stock on the date of exercise and the Option price will constitute taxable ordinary income to the Optionee on the date of exercise. The Company will be entitled to a deduction in the same year in an amount equal to the income taxable to the Optionee. The Optionee's basis in shares of Class A Common Stock acquired upon exercise of an Option will equal the Option price plus the amount of income taxable at the time of exercise. Any subsequent disposition of the stock by the Optionee will be taxed as a capital gain or loss to the Optionee, and will be long-term capital gain or loss if the Optionee has held the stock for more than one year at the time of sale.

     Restricted Stock

     Under present federal income tax regulations, generally, absent an election by the Participant, there will be no federal income tax consequences to either the Company or a Participant upon the grant of a Restricted Stock award. A Participant will recognize income, for federal income tax purposes, at the time that the restrictions with respect to any portion of an award are removed, in an amount equal to the fair market value of the shares that are unconditionally vested on that date, plus the amount of any cash award. That income generally will be taxable at ordinary income rates. The Company generally is entitled to a federal income tax deduction with respect to the amount equal to the amount of ordinary income recognized by the Participant as a result of the removal of the restrictions. To avoid taxation at the time Restricted Stock becomes non-forfeitable, as described above, a holder of a Restricted Stock award may elect to recognize ordinary income for the taxable year in which the award of Restricted Stock is made, in an amount equal to the fair market value of all shares of Restricted Stock awarded to such grantee (even if the shares are subject to forfeiture). For purposes of this election, fair market value will be determined as of the date the award of Restricted Stock is made.

Accounting Treatment

     Generally, neither the grant nor the exercise of an Incentive Option or a Non-qualified Option under the Incentive Plan requires any charge against earnings if the exercise price of the Option is equal to the fair market value of the stock on the date of grant. If the exercise price is below the fair market value of the stock on the date of grant, an earnings charge or a reduction in stockholders' equity equal to the difference will be required either at the date of grant or possibly over the term of the Option. The market value of the Class A Common Stock was $5.37 on March 14, 1996.

Plan Benefits

     During fiscal year 1995, the following persons and groups received Options under the 1991 Plan: (1) the Named Executives, Options for 16,000 shares (Tom E. Smith, 0; Joseph C. Hall, Jr., 5,000; R. William McCanless, 6,000; Dan A. Boone, 0; and Eugene
R. McKinley, 5,000); (2) all current executive officers as a group, excluding the Named Executives, Options for 24,500 shares;
(3) all current directors who are not executive officers, as a group, 0; and (4) all employees, excluding executive officers and Named Executives, as a group, 106,150. Between January 1, 1996 and March 23, 1996, the following persons and groups received Options under the 1991 Plan: (1) the Named Executives, 0; (2) all current executive officers, as a group, 0; (3) all current directors who are not executive officers, as a group, 0; (4) all employees, excluding executive officers and Named Executives, as a group, Options for 18,350 shares. Since inception of the 1991 Plan until March 23, 1996, the following persons and groups have received Options under the Plan: (1) the Named Executives, Options for 97,000 shares (Tom E. Smith, 75,000; Joseph C. Hall. Jr., 5,000; R. William McCanless, 7,500; Dan A. Boone, 4,500; and Eugene R. McKinley, 5,000); (2) all current executive officers as a group, excluding Named Executives, Options for 39,500 shares;
(3) all current directors who are not executive officers, as a group, 0; and (4) all employees, excluding executive officers and Named Executive Officers, as a group, 3,047,550. See also "Proposal to Approve 1996 Employee Stock Incentive Plan of Food Lion, Inc.--Plan Administration."

     The persons named in the accompanying Proxy intend to vote such Proxy in favor of the proposal to approve the Incentive Plan, unless a contrary choice is indicated in the enclosed Proxy. The affirmative vote of the holders of a majority of the shares of Class B Common Stock of the Company represented and entitled to vote at the Annual Meeting is necessary to approve the proposal. The Board of Directors recommends a vote FOR this proposal.



                          Proposal (4)
      Approval Of Key Executive Annual Incentive Bonus Plan

     In 1993, the Internal Revenue Code was amended to add
Section 162(m), which prevents a publicly held corporation from taking federal income tax deductions previously allowed for compensation in excess of $1 million per year paid to the named executive officers whose compensation is disclosed in the corporation's proxy statement. The Code, however, exempts compensation that qualifies as "performance based."

     In view of the changes to the tax laws, the Senior Management Compensation Committee of the Board of Directors has adopted, and proposed for approval by the shareholders, the Key Executive Annual Incentive Bonus Plan (the "Key Executive Plan"). The purpose of the Plan is to satisfy Internal Revenue Code requirements for shareholder approved, performance based compensation in order to preserve the Company's income tax deduction for annual incentive bonus payments to eligible employees of the Company. The major features of the Key Executive Plan are summarized below, but this is only a summary and is qualified in its entirety by reference to the actual text of the Key Executive Plan, which has been filed with the Securities and Exchange Commission.

     The Key Executive Plan provides for the payment of annual incentive bonus awards to participants if, and only to the extent that, pre-established performance goals are met. All executive officers of the Company are eligible to participate in the Key Executive Plan. The participants in the Plan will be selected annually by the Senior Management Compensation Committee from among the class consisting of the Chief Executive Officer of the Company and other executive officers of the Company. While there are currently fourteen executive officers of the Company, the Committee has determined that Mr. Smith is the only executive officer who will participate in the Plan in 1996 if this Proposal
(4) is approved. Participants in the Key Executive Plan will not be eligible to participate in the Company's Incentive Bonus Plan while they are participants in the Key Executive Plan. If approved by the shareholders, the Key Executive Plan will have an effective date of January 1, 1996. The amounts that will be paid to any participant in the Key Executive Plan depend on contingencies that are not presently determinable.

     The potential maximum bonus that each participant in the Key Executive Plan is eligible to receive will be set as a fixed percentage of profit (with certain adjustments) in excess of a minimum return on average equity (with certain adjustments) threshold. In addition to this maximum bonus threshold, no single participant shall be paid more than $750,000 under the Key Executive Plan in any Plan Year. The actual award for each participant may be adjusted downward from the amounts generated by the formula set forth above, subject to the discretion of the Senior Management Compensation Committee, taking into account the participant's individual performance objectives for the fiscal year, as established at the beginning of each fiscal year, and such other factors as the Committee deems relevant for consideration. In no event may the award be adjusted upward from the amounts generated by the formula set forth above except upon the consent of the shareholders.

      The persons named in the accompanying Proxy intend to vote such Proxy in favor of the proposal to approve the Key Executive Plan, unless a contrary choice is indicated in the enclosed Proxy. The affirmative vote of the holders of a majority of the shares of Class B Common Stock of the Company represented and entitled to vote at the Annual Meeting is necessary to approve the proposal. The Board of Directors recommends a vote FOR this proposal.

                     EXECUTIVE COMPENSATION
                   Summary Compensation Table

     The following sets forth information concerning the annual and long-term compensation earned by the Chief Executive Officer and four other officers of the Company (the "Named Executives") for services rendered to the Company in all capacities for the fiscal years ended December 30, 1995, December 31, 1994, and January 1, 1994.

                                                    Long-Term
                                          Other     Compensation
                                          Annual    Options/
                     Annual               Comp.     SARS
                  Compensation            ($)(2)    (#)         All Other
                                                                Comp. (3)
Name and       Year    Salary   Bonus
Principal              ($)(1)
Position

Tom E. Smith   1995    709,371  307,363   160,879   -             89,472
Chairman of    1994    661,584  286,686   73,362    -             87,510
the Board,
President and  1993    642,314  0         97,201    -             96,696
Chief
Executive
Officer

Joseph C.      1995    228,849  74,524    25,337    5000/0        23,163
Hall, Jr.
Senior Vice    1994    145,537  35,037    6,130     -             20,951
President of
Store
Operations and 1993    131,631  10,855    5,379     -             19,543
Chief
Operating
Officer

Dan A. Boone   1995    215,280  82,903    34,479    -             23,163
Vice President 1994    180,343  69,465    15,287    4,500/0       20,951
of Finance,
Chief
Financial      1993    174,413  21,455    9,526     -             28,776
Officer and
Secretary

R. William     1995    194,640  62,237    18,110    6,000/0       23,163
McCanless
Senior Vice    1994    120,980  29,125    3,323     -             17,412
President of
Administration 1993    89,183   3,680     732       1,500/0       11,640
and Assistant
Secretary

Eugene R.      1995    193,078  46,479    30,548    5,000/0       23,163
McKinley
Vice President 1994    183,818  44,253    15,093    -             20,951
of Human
Resources      1993    183,620  14,383    10,344    -             26,214

(1)  Includes $95,000 that Mr. Smith deferred until 1996.

(2) Includes, in 1995, payments made to the Profit Sharing Restoration Plan on behalf of the Named Executives, and in 1994 and 1993, payments made directly to the Named Executives in lieu of additional contributions that would have been made under the Company's non-contributory qualified profit sharing plan (the "Profit Sharing Plan") but for certain limitations on such contributions in the Internal Revenue Code. These payments were, for Mr. Smith, $131,697 in 1995, $62,151 in 1994 and $79,918 in
1993; for Mr. Hall, $17,586 in 1995, $0 in 1994 and $0 in 1993;
for Mr. Boone, $20,807 in 1995, $6,216 in 1994 and $0 in 1993;
for Mr. McCanless, $11,391 in 1995, $0 in 1994 and $0 in 1993;
for Mr. McKinley, $13,485 in 1995, $5,784 in 1994 and $0 in 1993.
On May 4, 1995, the Board of Directors adopted the Profit Sharing Restoration Plan, pursuant to which excess Profit Sharing payments will be credited to an account on behalf of each participant. See "REPORT ON EXECUTIVE COMPENSATION - Profit Sharing" below. See also footnote (2) below for information relating to amounts contributed during 1995 by the Company to the Profit Sharing Plan on behalf of the Named Executives. Also includes amounts reimbursed for executive medical expenses and financial planning services, amounts deemed compensation under the Company's Low Interest Loan Plan and amounts deemed compensation in connection with an automobile furnished by the Company to each of the Named Executives, and the value of noncash personal benefits deemed additional compensation for income tax purposes. Certain personal benefits that did not, when aggregated with other personal benefits, exceed the lesser of $50,000 and 10% of salary and bonus for any of the Named Executives are not included.

(3) Includes $20,250 contributed by the Company on behalf of each of the Named Executives under the Company's Profit Sharing Plan during 1995. Amounts set forth in this column also include, for Tom Smith, amounts advanced by the Company to Mr. Smith pursuant to split dollar life insurance agreements with Mr. Smith. Under these agreements, Mr. Smith (or his assignee in the event of assignment) has an interest in life insurance policies on his life in the amount of $3,250,000 and is responsible for the payment of premiums on such policies. Each year the Company advances to Mr. Smith or his assignee the amount of the annual premiums on such policies. The amount advanced during 1995 was approximately $66,309. The life insurance policies are assigned to the Company as security for the amounts advanced under the agreements and, upon the death of Mr. Smith (or earlier termination of the policies), the Company is entitled to receive directly from the insurance carrier an amount equal to the sums advanced.


Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal
Year-End Option/SAR Values

     The following table sets forth the number of shares of the Company's Class A Common Stock covered by outstanding stock options held by each of the Named Executives at December 30, 1995, and the value of "in-the-money" stock options at December 30, 1995 as determined by the spread between the exercise price and the closing price of shares of the Company's Class A Common Stock, as reported by the NASDAQ National Market System on such date. None of the Named Executives elected to exercise any of their outstanding options during the fiscal year ended December 30, 1995.

                      Number of
                      Securities
                      Underlying
                      Unexercised     Value of Unexercised
                      Options/SARs    Options/SARs
                      at FY - End     at FY-End
                      (#)             ($)
                      Exercisable/    Exercisable/
 Name                 Unexercisable   Unexercisable (1)

 Tom E. Smith         37,500/37,500   -
 Joseph C. Hall, Jr.  0/5,000         7,610
 Dan A. Boone         500/4,750       -
 R. William McCanless 2,000/6,250     7,340
 Eugene R. McKinley   0/5,000         -


(1)  All options held by Tom E. Smith, Dan A. Boone, and Eugene
R. McKinley are exercisable at prices that are more than the price of shares of the Company's Class A Common Stock at December 30, 1995, as reported by the NASDAQ National Market System.


Performance Graph

     The graphs set forth below compare, for the five and ten year periods indicated, the "cumulative shareholder return" to shareholders of the Company as compared with the return of the Standard & Poor's 500 Stock Index and of a group of nine retail food chain stores consisting of Albertson's, Inc., American Stores Co., Bruno's, Inc., Giant Food, Inc. (Class A), Great Atlantic & Pacific Tea Co., Kroger Co., Safeway, Inc., Vons Companies, Inc. and Winn-Dixie Stores, Inc. (the "Peer Group Index"). "Cumulative shareholder return" has been computed assuming an investment of $100 at the beginning of the periods indicated, in the common stock of the Company and the stock of the companies comprising the Standard & Poor's 500 Stock Index and the Peer Group Index, and assuming the reinvestment of dividends.


         Data Points for Performance Graphs
                  Food Lion, Inc.
            Five Year Performance Graph


                    12/90    12/91     12/92    12/93   12/94   12/95

Food Lion, Inc     100.00   209.46     91.63    76.67   61.39   69.67
S&P 500 Index      100.00   130.47    140.41   154.56  156.60  215.45
Peer Group         100.00   108.52    134.62   133.18  148.42  196.83



              Data Points for Performance Graphs
                       Food Lion, Inc.
                  Ten Year Performance Graph


                  12/85   12/86   12/87   12/88   12/89   12/90   12/91   12/92    12/93   12/94  12/95
Food Lion, Inc   100.00  154.01  334.07  262.70  307.61  375.33  786.16  343.90   287.75  230.41 261.52
S&P 500 Index    100.00  118.67  124.90  145.64  191.79  185.83  242.45  260.92   287.22  291.02 400.37
Peer Group       100.00  111.39  121.99  175.96  241.67  256.51  278.36  345.31   341.61  380.69 504.84






Option/SAR Grants in last Fiscal Year

The following table sets forth the number of shares of the Company's Class A Common Stock for which stock options were granted to each of the Named Executives during the fiscal year ended December 30, 1995.


                                                                         Potential
                                                                         Realizable Value
                                                                         at Assumed Annual
                                                                         Rates of Stock Price
                                                                         Appreciation for
                                                                         Option Term
                 Individual
                 Grants
 (a)             (b)          (c)           (d)      (e)        (f)        (g)
                 Number of    % of Total
                 Securities   Options/SARS  Exercise
                 Underlying   Granted to    or Base
                 Options/SARs Employees in  Price    Expiration
Name             Granted (#)  Fiscal Year   ($/Sh)   Date       5% ($)     10% ($)
Tom E. Smith     0             -             -        -          -
Joseph C. Hall,  5,000        3.41%         $5.63    5/4/00     $7,770     $17,171
Jr.
Dan A. Boone     0             -             -        -          -          -
R. William       3,500        2.39%         $5.63    5/4/00     $5,439     $12,019
McCanless
                 2,500        1.70%         $5.81    9/13/00    $4,015     $8,871
Eugene R.        5,000        3.41%         $6.06    7/5/00     $8,375     $18,506
McKinley














Report of the Senior Management Compensation Committee, Stock
Option Committee and Board of Directors

                REPORT ON EXECUTIVE COMPENSATION


          The Company's policy with respect to executive compensation has been designed to:

    reward executive officers for the achievement of short-term operating goals and for the enhancement of the long-term shareholder value of the Company;

    align the interests of executive officers with those of the Company's shareholders with respect to short-term operating results;

    adequately and fairly compensate executive officers in relation to their responsibilities, capabilities, and contributions to the Company and in a manner that is commensurate with compensation paid by companies of comparable size or within the Company's industry to enable the Company to attract and retain highly skilled and qualified senior management.

     The primary components of compensation paid by the Company to executive officers are base salary and incentive compensation, with incentive compensation broken down further into incentive bonus payments, stock options, profit sharing and, if Proposal
(3) is adopted, restricted stock. See "Proposal (3)--Approval of 1996 Stock Incentive Plan of Food Lion, Inc." The relationship of each principal component of compensation to the Company's performance is discussed below.

Base Salary. Each year, the Senior Management Compensation Committee reviews and approves the base salaries to be paid by the Company during the following year to members of senior management. Annual adjustments to base salaries are determined based on a number of factors, including the Company's business and financial performance and the executives' contributions to the Company's performance.

     In late 1994, Towers Perrin, an independent compensation consulting firm, conducted a competitive analysis of executive compensation focusing on the Company's top 14 executive officers with a view to helping the Company ensure that its compensation structure is sufficiently competitive to enable the Company to attract and retain highly qualified members of senior management. Towers Perrin's analysis of industry pay practices was based on a compilation of competitive compensation and benefit information from published surveys of the retail grocery industry, proxy statements for 11 specific competitors in the grocery industry (Albertson's, Inc., American Stores Co., Fleming, Giant Food, Inc., Great Atlantic & Pacific Tea Co., Kroger, Publix, Safeway, Super Value, Vons and Winn-Dixie Stores, Inc.), as well as Towers Perrin's own compensation and benefit data sources. At its December 5, 1994 meeting, the Senior Management Compensation Committee made adjustments to the 1995 base salaries for the top five executive officers taking into account the Company's performance for the year, individual contributions to the Company's performance, and the findings of Towers Perrin's competitive analysis. Specifically, the Committee increased the base salary for Mr. Smith by 7.5%, for John P. Watkins (then Chief Operating Officer) by 40%, for Mr. Boone by 20%, for A. Edward Benner, Jr. (who was among the top 5 executive officers at the time of the Towers Perrin study) by 14% and for Mr. McKinley by 5%. The intention of the Committee was to set the executive officers' base salaries to take into account salaries paid by competitors and the individual contributions of the given executive to the Company's business objectives.

     Towers Perrin updated its competitive analysis in 1995 using the same methodology it used in its 1994 analysis. At its December 4, 1995 meeting, the Senior Management Compensation Committee again considered overall Company performance, individual executives' roles and performance contributions, and the Company's competitive pay position in determining appropriate increases to executive officer base salaries for 1996. The Committee increased the base salary for each of the Named Executives in amounts ranging from 3% to 11%, except for Mr. Hall, whose base salary was increased by 25%. The Committee believes that these base salaries and base salary increases are consistent with overall Company and individual performance and the Company's general strategy of paying base salaries competitive within the industry to allow it to retain valued executives.

     Tom E. Smith's terms of employment, including the level of his base salary, are set forth in an August 1, 1991 Employment Agreement between Mr. Smith and the Company (the "Smith Employment Agreement"). The Smith Employment Agreement sets Mr. Smith's base salary initially at $528,575 and provides that it will be competitive within the Company's industry as determined annually based upon a consultant's report of industry practices, but that Mr. Smith's base salary will not be reduced in connection with any annual review of industry practices. The Smith Employment Agreement further provides that Mr. Smith shall be eligible to participate in compensation plans of the Company and that he shall be provided split dollar life insurance in specified amounts. Except for base salary and split dollar life insurance, the Smith Employment Agreement does not deal in detail with any component of Mr. Smith's compensation.

Incentive Compensation.

Incentive Bonus. A substantial portion of each executive officer's compensation package is in the form of an incentive bonus designed to reward the achievement of short-term operating goals and long-term increases in shareholder value.

     The Company's Incentive Bonus Plan, which was adopted by the Company in 1982, is designed to offer an incentive to those employees whose performance most directly affects the Company's profitability, as determined by the Senior Management Compensation Committee. Under the terms of the Incentive Bonus Plan, each employee selected for participation in the plan is assigned a maximum potential bonus award, which is computed by multiplying a predetermined percentage rate ranging from 10% to 45%, depending on the participant's position with the Company (the "Potential Percentage Rate"), by each participant's salary
(the "Potential Bonus").   Under the plan, the total bonus
payable each year for all participants (the "Total Bonus") may not exceed the lesser of (i) 2.1% of the Company's net income before taxes and certain other adjustments in excess of a 15% return on average shareholders' equity (the "ROE Bonus Amount") and (ii) the aggregate of the Potential Bonus for all plan participants (the "Maximum Bonus Amount"). A portion of each participant's bonus is determined by multiplying one-half of such participant's Potential Percentage Rate by such participant's salary (the "Objective Bonus"). All or any of the remaining Total Bonus is determined and allocated among participants at the discretion of the Senior Management Compensation Committee (the "Discretionary Bonus"). In determining the Discretionary Bonus, the Senior Management Compensation Committee considers a number of factors, including contributions of each participant toward the accomplishment of business objectives during the year.

     For the year ended December 31, 1995, each of the Named Executives, including the Chief Executive Officer, received his Potential Bonus, and the Total Bonus paid to participants under the plan equaled the Maximum Bonus Amount. In determining the Discretionary Bonus awarded to each executive, the Senior Management Compensation Committee sought to reward senior management for the Company's financial performance during 1995 and for increasing the long-term shareholder value of the Company. The Senior Management Compensation Committee found that the Company had substantially benefited during 1995 from improved financial performance in nearly every area, continued growth of the Company, the renovation of numerous stores including the addition of deli-bakeries and the reorganization of certain management responsibilities. In addition, the Senior Management Compensation Committee considered to what extent each participant met his personal goals established at the beginning of the fiscal year by such participant and his supervisor.

     In December 1995, the Internal Revenue Service issued its final regulations for Section 162(m) of the Internal Revenue Code ("IRC") covering the non-deductibility of compensation in excess of $1,000,000 for the five highest-paid officers named in the proxy statements of public companies. IRC Section 162(m) provides for deductibility of "performance-based" compensation in excess of $1,000,000 so long as it meets the requirements of
Section 162(m), which include, among other things, that the compensation be paid through application of a shareholder-approved plan.

     The Company has decided to take advantage of the relief provided by Section 162(m) for performance-based compensation by modifying the design of the annual incentive bonus arrangement for certain key executives and requesting shareholder approval of an incentive bonus plan that will apply to such key executives. See "Proposal (4)-- Approval of Key Executive Annual
Incentive Bonus Plan." The Committee has determined that Mr. Smith is the only executive officer currently affected by Section 162(m). In 1995, Mr. Smith deferred a portion of his compensation and, as a result, his compensation did not reach the non-deductibility threshold of Section 162(m). Mr. Smith is the only executive who will participate in the Key Executive Annual Incentive Bonus Plan in 1996, if the Plan is approved by the shareholders under Proposal (4) herein. Under the terms of the Plan, the Senior Management Compensation Committee may designate other executive officers to participate in the Plan. Executives who are participants in the Key Executive Annual Incentive Bonus Plan will not be eligible simultaneously to participate in the Company's Incentive Bonus Plan.

     Under the terms of the Key Executive Plan, participants will be eligible to receive bonuses if, and only to the extent that pre-established performance goals are met. The potential maximum bonus that each participant in the Plan is eligible to receive will be set as a fixed percentage of profit in excess of a return on equity threshold as predetermined by the Senior Management Compensation Committee. The maximum incentive bonus award that any participant may receive in any single year under this plan is $750,000. At the discretion of the Senior Management Compensation Committee, the actual bonus paid may be less than that generated by application of the bonus formula described above, but in no case may it be greater. If the Senior Management Compensation Committee amends the Plan without first gaining shareholder approval, compensation paid under the plan may not be treated as performance-based under Section 162(m) and may therefore not be deductible to the Company. Proposal (4)-- "Approval of Key Executive Annual Incentive Bonus Plan"-outlines the main provisions of the new Key Executive Plan, under which compensation is intended to qualify as performance-based compensation under IRC Section 162(m).

Stock Options. The Company has maintained two stock option plans pursuant to which options to purchase shares of the Company's Class A Common Stock may be granted to key employees. Generally, the exercise price of the options is the fair market value of the underlying shares of stock as reported by the NASDAQ National Market System on the date of grant, but the Stock Option Committee has the discretion to set a higher exercise price. Under the terms of the stock option plan in effect during 1995, with respect to Section 16 Insiders (as defined in the plan, which definition includes all of the Named Executives), the Stock Option Committee has full and final authority, in its discretion, to determine within the terms of the plan, the individuals to receive options pursuant to the plan, the times or effective date when options will be granted, the number of shares to be subject to each option, the price at which options may be exercised and the time(s) when, and the conditions, if any, under which, each option may be exercisable.

     During 1995, options for 146,650 shares were granted under the stock option plan to 441 employees. Of the Named Executives, Mr. Hall was granted options to purchase 5,000 shares at an exercise price of $5.63; Mr. McCanless was granted options to purchase 3,500 shares at an exercise price of $5.63 and 2,500 shares at an exercise price of $5.81; and Mr. McKinley was granted options to purchase 5,000 shares at an exercise price of $6.06. The options granted to Mr. Hall and Mr. McKinley were to reward them for their years of service to the Company. Mr. McCanless was granted options both to reward him for his years of service to the Company and in conjunction with his promotion to the position Senior Vice President of Administration.

     In 1995, the Stock Option Committee further reviewed the recommendations from the competitive compensation analysis performed by Towers Perrin in 1994, focusing on suggested modifications to the Company's long-term incentive equity arrangements and the design and administration of the Stock Option Plan. Towers Perrin's report noted several areas for modifying the Stock Option Plan to make it more consistent with comparable plans provided by other large grocery and retail companies, including: increasing the exercise term for all stock options to 10 years; allowing for annual grants of stock options; introducing a restricted stock grant feature to allow greater flexibility to the Stock Option Committee in tailoring equity awards to eligible participants that will more closely approximate competitive practice; and adopting individual participant award guidelines consistent with competitive practice.

     At its November 8, 1995 meeting, the Stock Option Committee voted in favor of amending the 1991 Stock Option Plan, which incorporates several of the modifications recommended by Towers Perrin. In addition, the new plan sets forth an individual maximum award limit of 300,000 shares per year, consistent with the requirements of IRC Section 162(m), so that any compensation realized by the Named Executives through the Plan will be treated as "performance-based" compensation and will be deductible to the Company for tax purposes. The proposed plan is outlined and submitted for shareholder approval in Proposal (3)--
Approval of 1996 Employee Stock Incentive Plan of Food Lion, Inc.

Profit Sharing. The Company also maintains a Profit Sharing Plan for employees pursuant to which the Company contributes annually an amount of current or accumulated earnings determined by the Board of Directors not exceeding the maximum amount deductible for income tax purposes. Each employee of the Company is generally eligible to participate in the Company's Profit Sharing Plan as of the first day of the plan year in which he or she completes 1,000 or more hours of service. The annual contribution each year under the Profit Sharing Plan is determined by the Board of Directors but may not in any event exceed 15% of the compensation paid or otherwise accrued during the taxable year for each employee under the Profit Sharing Plan. The Board of Directors approved for 1995 a contribution to the Company's Profit Sharing Plan equal to 13.5% of the 1995 wages of all eligible employees.

     Tax-deferred contributions by the Company for the benefit of highly compensated employees to the Profit Sharing Plan are subject to certain limits imposed by the Internal Revenue Code of 1986, as amended, which limit was $30,000 during each of the last three fiscal years. Contributions on behalf of executive officers in excess of these limitations are credited to the executive's account under the Profit Sharing Restoration Plan, which includes a credit of interest at a variable rate equal to the 10-year Constant Maturity Treasury yield in effect on the last day of the previous calendar quarter. Participants will receive a single lump sum cash distribution in the amount of their entire account balance on the first day of the month next succeeding their termination of employment with the Company.

Supplemental Executive Retirement Plan. The Company also sponsors a Supplemental Executive Retirement Plan ("SERP") for certain key employees including each of the Named Executives. This plan provides a supplemental benefit that, combined with benefits from the Profit Sharing and Profit Sharing Restoration plans, Deferred Compensation Agreements, and Social Security, will provide estimated annual benefits at normal retirement (age
65) of up to 60 % of the participant's final average compensation. A participant's "final average compensation" means the annual average of the participant's annual cash compensation (to include base salary and incentive bonus) paid to the participant for the five completed calendar years that immediately precede the year in which payments of benefits under the plan are to begin. A participant who retires on or after his normal retirement date, and has completed 20 or more years of service to the Company will receive an annual retirement benefit under the SERP payable as a single life annuity that is equal to the difference between 60 % of his final average compensation and certain "benefit offsets." The benefit offsets are the sum of:
(1) the participant's annuity under the Profit Sharing Plan; (2) the Participant's annuity under the Profit Sharing Restoration Plan; (3) the participant's annuity under a Deferred Compensation Agreement with the Company; and (4) the participant's Social Security benefit. Any participant who retires on or after his normal retirement date and has completed fewer than 20 years of service will receive a reduced benefit in proportion to the participant's years of service. A participant who retires prior to normal retirement age may be entitled to reduced benefits under the Plan, depending on the participant's age and years of service.

     Based on currently available information and assumptions, the estimated annual benefits under the SERP alone to the Named Executives are $61,120 for Mr. Smith, and $0 for Messrs. Hall, Boone, McCanless and McKinley. The projected SERP benefits to Messrs. Hall, Boone, McCanless and McKinley are $0 because it is estimated that the benefit offsets will exceed 60% of the final average compensation for each of these Named Executives. These estimates may change from time to time depending on the projected final average compensation and the projected value of the benefit offsets for each of the Named Executives.

     This report is submitted by the Senior Management Compensation Committee, the Stock Option Committee and the Board of Directors of the Company.


SENIOR MANAGEMENT
COMPENSATION COMMITTEE:                      STOCK OPTION COMMITTEE:

Pierre-Olivier Beckers                       Pierre-Olivier Beckers
William G. Ferguson, Chairperson             Jacqueline K. Collamore
Gui de Vaucleroy                             Bernard W. Franklin, Chairperson



Board of Directors

Pierre-Olivier Beckers                       Joseph C. Hall, Jr.
Jacqueline Kelly Collamore                   Margaret H. Kluttz
E. Charles de Cooman d'Herlinckhove          Tom E. Smith,Chairman of the Board
William G. Ferguson                          Philippe Stroobant
Bernard W. Franklin                          Gui de Vaucleroy



Compensation Committee Interlocks and Insider Participation

     The following persons served on the Senior Management Compensation Committee during fiscal year 1995: William G. Ferguson (Chairperson), Pierre-Olivier Beckers and Gui de Vaucleroy. Messrs. Hall and Smith, who are executive officers of the Company, are members of the Company's Board of Directors and participate in decisions by the Board of Directors with respect to annual contributions made by the Company to or for the benefit of employees (including the Named Executives) under the Company's Profit Sharing Plan.

     Mr. de Vaucleroy, who sits on the Compensation Committee, and Mr. Beckers, who sits on the Compensation and Stock Option Committees, are affiliated with Delhaize. The Company has entered into two leases for the operation of Company stores with a real estate venture in which an indirect subsidiary of Delhaize owns a one-half interest. On February 12, 1986, the Company entered into a 20-year lease with Shipp's Corner Joint Venture, in which an indirect subsidiary of Delhaize is a general partner, for the operation of a 25,000 square foot Company store located in a shopping center in Virginia Beach, Virginia. The Company's store opened in December 1986. Additionally, on October 1, 1986, the Company entered into a 20-year lease for the operation of a 20,000 square foot store in Orange Park, Florida. An indirect subsidiary of Delhaize owns a one-half interest in Debarry Place Joint Venture, which is involved in the development of the Orange Park, Florida shopping center. The store opened in September 1987. Under the terms of the leases, the provisions of which the Company believes are no more favorable than leases with third party lessors, the Company is expected to make annual payments of $148,750 in fixed rent and $6,250 in common area maintenance fees for the Virginia store and $203,000 in fixed rent and $5,800 in common area maintenance fees for the Florida store. In addition, each lease provides for an additional annual payment to the lessor equal to the amount by which 1% of the annual gross receipts of the leased premises exceeds the fixed rent for the lease year. Each lease also includes an option to extend the lease for up to four five-year periods.

Employment Plans and Agreements

     Employment Agreement with Tom E. Smith

     On August 1, 1991, Tom E. Smith entered into an agreement with the Company providing for his employment as President of the Company (the "1991 Agreement"). The 1991 Agreement expires on August 1, 2001, provides for Mr. Smith to receive a base salary of not less than $528,575 per year, and authorizes the Board of Directors (which has delegated its responsibility to the Senior Management Compensation Committee) to increase such minimum amount from time to time. The 1991 Agreement also entitles Mr. Smith to participate in other compensation and benefit plans and requires the Company to maintain split dollar life insurance for Mr. Smith as described elsewhere in this Proxy Statement. See "EXECUTIVE COMPENSATION, Summary Compensation Table." Mr. Smith may elect to defer all or any portion of the cash compensation payable to him pursuant to the 1991 Agreement.

     The Company may terminate Mr. Smith's employment for Good Cause, as defined in the 1991 Agreement, or as a result of a long-term disability. The 1991 Agreement defines Good Cause as "(i) willful misconduct of a material nature by Smith in connection with the performance of his duties hereunder, (ii) drunkenness or use of narcotics by Smith to the extent that it materially affects his ability to perform his duties hereunder, (iii) conviction of Smith of a felony or serious misdemeanor involving moral turpitude, embezzlement or theft from the Company, (iv) gross inattention to or dereliction of duty by Smith, or (v) performance by Smith of any other willful acts that Smith knew or reasonably should have known would be materially detrimental to the business of the Company." If the Company terminates Mr. Smith's employment for any such reason, or in the event of Mr. Smith's death, the Company will no longer be required to make payments to Mr. Smith or his estate under the 1991 Agreement, except pursuant to plans, arrangements or agreements providing for payments after termination of employment. Mr. Smith may terminate his employment without liability to the Company for Good Reason, as defined in the 1991 Agreement. Good Reason includes a breach of the 1991 Agreement by the Company, a significant change in the nature or scope of Mr. Smith's authority or duties or a "change in control" of the Company, as such term is defined in the 1991 Agreement. The 1991 Agreement defines a "change in control" of the Company as a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, a change in control of the Company shall be deemed to have occurred if (i) the aggregate number of shares of the Company's voting securities beneficially owned by Etablissements Delhaize Freres et Cie "Le Lion" S.A. ("Delhaize") and Delhaize The Lion America, Inc. is exceeded by the number of shares of the Company's voting securities beneficially owned by any other person; (ii) at any time during the term of the 1991 Agreement there is a change in the composition of the Board of Directors of the Company resulting in a majority of the directors of the Company who were in office on the date of the 1991 Agreement ("incumbent Company directors") no longer constituting a majority of the directors of the Company; provided that, in making such determination, persons who are elected to serve as directors of the Company and who are approved by all of the directors in office on the date of such election shall be treated as incumbent Company directors; or
(iii) at any time during the term of the 1991 Agreement there is a change in the composition of the board of directors of Delhaize resulting in a majority of the directors of Delhaize who were in office on the date of the 1991 Agreement ("incumbent Delhaize directors") not constituting a majority of the directors of Delhaize; provided that, in making such determination, persons who are elected to serve as directors of Delhaize and who are approved by a majority of the directors in office on the date of such election shall be treated as incumbent Delhaize directors.

     If Mr. Smith terminates his employment for Good Reason, the Company would be required to maintain, for the remaining term of employment or three years (whichever is greater), all employee benefit plans in which Mr. Smith was entitled to participate immediately prior to the date of termination or substantially similar benefits if such plans prohibited Mr. Smith's continued participation. In addition, the 1991 Agreement would require the Company to pay Mr. Smith a lump sum equal to the present value of the future salary payable to Mr. Smith during the remaining term of employment, assuming that Mr. Smith's annual salary on the date of termination would continue for the remaining term. Such payment, however, would be reduced if and to the extent that it would be nondeductible by the Company because of section 280G of the Internal Revenue Code of 1986 relating to "excess parachute payments."

     In the event of a termination of the 1991 Agreement by Mr. Smith for Good Reason or by the Company other than for Good Cause, Mr. Smith shall have the one-time right, exercisable within 30 business days after such termination, to sell to the Company, and if Mr. Smith exercises such right, the Company shall be obligated to purchase from Smith up to 33% of his Class A Common Stock and Class B Common Stock of the Company for a cash purchase price per share equal to the average per share market price for the preceding 30 business days.

     The 1991 Agreement prohibits Mr. Smith, without the written consent of the Company, from engaging in any retail or wholesale grocery business directly competitive with the business of the Company or any subsidiary in any geographic area in which the Company or subsidiary is operating at the date of termination. This prohibition applies to Mr. Smith during the term of the 1991 Agreement and for a period of three years after its termination.

     Deferred Compensation Agreements

     The Company has entered into deferred compensation agreements with the President and Chief Executive Officer and all Vice Presidents of the Company providing for the payment of deferred compensation commencing on reaching age 65 (if employed by the Company at such time) and continuing until their death or for a period of ten years, whichever occurs later. Annual payments pursuant to these agreements will be as follows: Mr. Smith - $15,000, Mr. Hall- $10,000, Mr. Boone - $10,000, Mr.
McCanless- $10,000 and Mr. McKinley - $10,000.

     Salary Continuation Agreements

     The Company has entered into salary continuation agreements with each of the Named Executives providing for payments to a named beneficiary in the event of such executive's death prior to attaining the age of 65 while employed by the Company. The agreements are intended to encourage participants to continue employment with the Company.

     Payments for the first 12 months following death are fixed. If death occurs prior to attaining the age of 55, payments after the first 12 months following death are made through the month the decedent would have attained the age of 65 or for a maximum period of 24 years, whichever is less. If death occurs after 55 but prior to attaining the age of 65, payments after the first 12 months following death are made for a period of 9 years. Except as provided above, all rights of the participant terminate upon his reaching age 65 or on the date he retires or, for reasons other than death, ceases to be an active employee of the Company. The following table sets forth the amounts payable to the Named
Executives:


                                                          Subsequent
                                   Monthly Payment      Monthly Payments
                                   First Twelve        24-year     9-year
Name of Individual                 Months              Period(1)   Period

Tom E. Smith                       $41,485             $20,743     $16,594

Joseph C. Hall, Jr.                 17,161               8,581       6,865

Dan A. Boone                        12,635               6,317       5,054

R. William McCanless                13,687               6,843       5,475

Eugene R. McKinley                  11,283                 --        4,513

(1) Based on Mr. McKinley's current age of 62, he is not eligible to receive payments under the 24-year period calculation.

Low Interest Loan Plan

     The Company maintains a Low Interest Loan Plan to provide low interest unsecured demand loans to certain officers and employees of the Company. With minor exceptions, the total of all loans outstanding to any one employee cannot exceed the following percentages of the employee's annual salary: an amount equal to 25% during the first year of participation in the Low Interest Loan Plan, 50% during the second year, 75% during the third year and 100% thereafter. Interest is payable in monthly installments and may be paid through bi-monthly payroll deductions from the borrower's salary. The rate of interest charged is a rate equal to one half of the prime rate of Nations Bank Corporation on the first business day of each calendar quarter. Pursuant to the Low Interest Loan Plan, the principal amount of a loan is payable on demand (or within 90 days after a borrower leaves service with the Company). Participants must supply a financial statement before receiving a loan under the Low Interest Loan Plan, although no collateral is required.

     The following table sets forth, with respect to the Named
Executives, the largest amounts outstanding under the plan during the fiscal year ended December 30, 1995 and the amounts outstanding as of March 14, 1996:

                                         Largest Amount     Amount
                                         Outstanding      Outstanding
Name of Individual                       During 1995     March 14, 1996

Tom E. Smith                                  -0-            -0-

Joseph C. Hall, Jr.                         $33,700          -0-

Dan A. Boone                               $140,000        $140,000

R. William McCanless                        $97,250         $77,250

Eugene R. McKinley                         $170,500        $170,500


                 INFORMATION REGARDING DELHAIZE

     Delhaize is the beneficial owner of approximately 39.5% and 51.1% respectively, of the outstanding Class A Common Stock and Class B Common Stock of the Company. Delhaize, a Belgian corporation founded in 1867, has its principal executive offices at rue Osseghem, 53, 1080 Brussels, Belgium. Its shares are listed on the Brussels Stock Exchange. Delhaize is engaged primarily in the operation of supermarkets located in Belgium and supplied by its own warehouse facilities, the operation of other retail food outlets and the packaging, distribution and sale of wine, food and food products. Although a precise determination cannot be made since its shares are not registered, its management estimates that approximately 35% of the outstanding stock of Delhaize is held by the descendants of the founders and their relatives, including Messrs. Beckers, Stroobant and de Vaucleroy, who are nominated to serve as directors of the Company, and including Mr. de Cooman, who is currently a director of the Company but who is not nominated to serve as a director of the Company. Delhaize is the owner of the lion logo, which the Company uses with its own trademarks pursuant to a nonexclusive license agreement.

                      CERTAIN TRANSACTIONS

     For information relating to certain transactions, see
"Executive Compensation--Compensation Committee Interlocks and
Insider Participation."

                   PROPOSALS OF SHAREHOLDERS

     Pursuant to Rule 14a-8, under the Securities Exchange Act of 1934, under certain conditions, shareholders may request the Company to include a proposal for action at a forthcoming meeting of the shareholders of the Company in the proxy material of the Company for such meeting. All proposals of shareholders intended to be presented at the 1997 Annual Meeting of the Company must be received by the Company no later than November 29, 1996 for inclusion in the Proxy Statement and proxy card relating to such meeting. Subject to any rights that a shareholder has, pursuant to Rule 14a-8, to have a proposal included in the Proxy Statement, if a shareholder wishes to raise a matter at a shareholders' meeting, or if a shareholder wishes to nominate a person for election to the Board of Directors of the Company at an annual or special meeting, the shareholder is required by the Company's bylaws to give written notice to the Secretary of the Company at least 10 but no more than 60 days before the meeting, unless fewer than 21 days' notice of the meeting is given to shareholders. If fewer than 21 days' notice of the meeting is given to shareholders, then the notice by the shareholder must be received by the Secretary no fewer than 10 days after the date on which the notice of the meeting is mailed to shareholders. See the Company's bylaws for the specific requirements for raising matters at shareholders' meetings and for nominating persons to the Board of Directors.


                          OTHER MATTERS

     The management of the Company knows of no other business that will be presented for consideration at the meeting.
However, if other matters are properly presented at the meeting, it is the intention of the proxy holders named in the accompanying proxy card to vote such proxies in accordance with their best judgment.

     A shareholder proposal has been omitted from this proxy statement without objection from the staff of the Securities and Exchange Commission.

     By order of the Board of Directors.




                                   TOM E. SMITH
                                   Chairman of the Board,
                                   President and Chief
                                   Executive Officer

March 29, 1996

Appendix A

                              PROXY
                         FOOD LION, INC.
      P.O. Box 1330, Salisbury, North Carolina  28145-1330

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints TOM E. SMITH and DAN A. BOONE, as agents, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Class B Common Stock of Food Lion, Inc. held of record by the undersigned on March 14, 1996 at the Annual Meeting of the Shareholders to be held May 2, 1996 at 10:00 A.M. at the Catawba College Keppel Auditorium, Salisbury, North Carolina, and at any adjournment thereof.

     The Board of Directors recommends a vote "FOR" all nominees in Item 1 and "FOR" Proposals 2, 3 and 4.

1. ELECTION OF DIRECTORS
     FOR all nominees listed below             WITHHOLD AUTHORITY
     (except as marked to the                  to vote for all nominees
     contrary below)                           listed below

     Pierre-Olivier Beckers; Dr. Jacqueline K. Collamore; Jean-
     Claude Coppieters; William G. Ferguson; Dr. Bernard W.
     Franklin; Joseph C. Hall, Jr.; Margaret H. Kluttz; Tom E.
     Smith; Philippe Stroobant and Gui de Vaucleroy.

     (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

     Name(s):

2.   PROPOSAL TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND,
     INDEPENDENT ACCOUNTANTS, FOR THE YEAR ENDING DECEMBER 28, 1996:
                For                 Against             Abstain

3.   PROPOSAL TO APPROVE THE 1996 EMPLOYEE STOCK INCENTIVE PLAN
     OF FOOD LION, INC.

                For                 Against             Abstain

4.   PROPOSAL TO APPROVE THE KEY EXECUTIVE ANNUAL INCENTIVE BONUS
     PLAN.
                For                 Against             Abstain

IN THEIR DISCRETION, THE PROXY AGENTS ARE AUTHORIZED TO VOTE UPON
SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

                    (CONTINUED ON OTHER SIDE)

                   (CONTINUED FROM OTHER SIDE)

This proxy, when properly dated and executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all the nominees for Director named above, and FOR Proposals 2, 3 and 4.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.



Signature



Signature if held jointly


DATED:                   ,1996

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING
THE ENCLOSED ENVELOPE.







Appendix B


               1996 EMPLOYEE STOCK INCENTIVE PLAN
                               OF
                        FOOD LION, INC. 1



          Purpose.

           The purpose of the 1996 Employee Stock Incentive Plan of Food Lion, Inc. (the "Plan") is to encourage and enable selected key employees of Food Lion, Inc. (the "Corporation") to acquire or to increase their holdings of Class A common stock of the Corporation (the "Common Stock") in order to promote a closer identification of their interests with those of the Corporation and its shareholders, thereby further stimulating their efforts to enhance the efficiency, soundness, profitability, growth and shareholder value of the Corporation. This purpose will be carried out through the granting of incentive stock options ("Incentive Options"), nonqualified stock options ("Nonqualified Options") and Restricted Stock (herein so called). Incentive Options and Nonqualified Options shall be referred to herein collectively as "Options."

          Administration of the Plan.

          (a) The Plan shall be administered by those members of the Stock Option Committee of the Board of Directors of the Corporation (the "Committee"), but not less than two, who (1) are eligible to administer the Plan pursuant to the disinterested administration requirements of Rule 16b-3(c)(2)(i) (or any successor rule) under the Securities Exchange Act of 1934 and (2) qualify as "outside directors," as such term is used for purposes of Section 162(m) of the Internal Revenue Code of 1986 and any rules and regulations promulgated thereunder (the "Code"). Any action taken by the Committee may be taken by a written instrument signed by all of the members of the Committee and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. Subject to the provisions of the Plan, the Committee shall have full and final authority in its discretion to take any action with respect to the Plan including, without limitation, the following: (i) to prescribe the form or forms of the investments or agreements evidencing any Options or Restricted Stock granted under the Plan; (ii) to establish, amend and rescind rules, regulations and guidelines for the administration of the Plan; (iii) to construe and interpret the Plan and the instruments or agreements evidencing Options or Restricted Stock granted under the Plan; (iv) to establish and interpret rules, regulations and guidelines for administering the Plan; and (v) to make all other determinations deemed necessary or advisable for administering the Plan.

           (b) In the case of an individual who is a Section 16 Insider, the Committee shall have full and final authority in its discretion to determine which of such individuals shall receive Options or Restricted Stock, the nature of each Option as an Incentive Option or a Nonqualified Option, the times or effective dates when Options or Restricted Stock shall be granted, the number of shares of Common Stock to be granted as Restricted Stock or to be subject to each Option, the Option Price (determined in accordance with Section 6) and the time or times when, and the conditions, if any, upon the happening of which each Option shall be exercisable including determining whether or not to accelerate the exercise date of an Option as provided in
Section 6(b).


1  1991 Plan as Amended in 1994 and 1996.

          (c) Except as otherwise determined by the Committee in accordance with Section 2(d), an individual who is not a Section 16 Insider and who is promoted to one of the positions or salary grade levels set forth in Exhibit A to the Plan or who is employed by the Corporation in one of the positions or salary grade levels set forth in Exhibit A for a period of service set forth in Exhibit A shall be granted, effective as of the date of such promotion or of completion of such period of service, the number of Incentive Options specified in Exhibit A. The recipient of Options granted pursuant to this Section 2(c) shall be entitled to exercise such Options during the period ending on the fifth anniversary of the date the grant is effective and beginning (i) in the case of 1/3 of the Options, on the third anniversary of the date the grant is effective, (ii) in the case of an additional 1/3 of the Options, on the fourth anniversary of the date the grant is effective, and (iii) in the case of the final 1/3 of the Options, on the date that is four years and six months from the date the grant is effective. Any Option granted pursuant to this section 2(c) that is not exercised by the fifth anniversary of the date the grant is effective shall terminate. In the event an employee of the Corporation receives a grant of Options pursuant to this Section 2(c) as a result of promotion to or completion of a period of service in a position and then is demoted from that position, any of such Options that have not been exercised prior to the effective date of the demotion shall be forfeited. The exercise price of each Option granted pursuant to this Section 2(c) shall be the fair market value (determined in accordance with Section 6(a)(ii)) of the Common Stock on the date the grant is effective. The Committee shall have full and final authority in its discretion to modify Exhibit A, including, without limitation, adding positions or salary grade levels to or deleting positions or salary grade levels from the list of those eligible for awards, increasing or decreasing the number of Options granted upon promotion to a position or salary grade level or completion of a period of service in a position or salary grade level , and increasing or decreasing the period of service in a position or salary grade level required for grant of Options; provided that, no such modification by the Committee shall affect the rights of a Participant under any Option granted prior to the date of the Committee's action.

           (d) In the case of an individual who is not a Section 16 Insider and who is a "key employee" as determined by the Committee in accordance with Section 5(b), the Committee shall have full and final authority in its discretion to grant Options or Restricted Stock in addition to those Options granted pursuant to Section 2(c), and to determine which of such individuals shall receive such Options or Restricted Stock, the nature of each such Option as an Incentive Option or a Nonqualified Option, the times or effective dates when such Options shall be granted, the number of shares of Common Stock to be subject to each such Option, the Option Price (determined in accordance with Section 6) and the time or times when, and the conditions, if any, upon the happening of which each such Option shall be exercisable, including determining whether or not to accelerate the exercise date of an Option as provided in Section 6(b). Notwithstanding the provisions of Section 2(c), the Committee shall have full and final authority in its discretion to determine that an individual who would otherwise be entitled, pursuant to Section 2(c), to be granted Options upon a promotion or completion of a period of service, shall not receive such a grant or shall be granted a reduced number of Options; provided that, no such determination by the Committee shall be effective unless it is made before the date on which the grant of Options pursuant to Section 2(c) would otherwise be effective.

        3.  Effective Date.

           The effective date of the Plan, as amended, shall be February 8, 1996 (the "Effective Date"). Options may be granted under the Plan on and after the effective date, but not after February 8, 2006.

        4. Shares of Common Stock Subject to the Plan.

          The number of shares of Common Stock that may be issued pursuant to the exercise of Options granted hereunder and the grant of Restricted Stock shall not exceed in the aggregate Ten Million (10,000,000) shares of either authorized but unissued shares of Common Stock of the Corporation, or shares of Common Stock held in the Corporation's treasury, including shares purchased on the open market. The Corporation hereby reserves sufficient authorized shares of Common Stock to meet the exercise of Options granted hereunder or the grant of Restricted Stock hereunder. Any shares subject to an Option or a Restricted Stock grant which for any reason expires or is terminated unexercised as to such shares may again be the subject of a grant under the Plan of an Option or Restricted Stock. If there is any change in the shares of Common Stock because of a merger, consolidation or reorganization involving the Corporation or a related corporation, or if the Board of Directors of the Corporation declares a stock dividend or stock split distributable in shares of Common Stock, or if there is a change in the capital stock structure of the Corporation or a related corporation affecting the Common Stock, the number of shares of Common Stock reserved for issuance under the Plan shall be correspondingly adjusted, and the Committee shall make such adjustments to Options, Restricted Stock grants or to any provisions of this Plan as the Committee deems equitable to prevent dilution or enlargement of Options. The maximum aggregate number of shares of Common Stock with respect to which Options may be granted and that may be granted as Restricted Stock (or any combination of grants of Options and Restricted Stock) to any employee in any calendar year during the term of this Plan shall be three hundred thousand (300,000) shares.

        5.Eligibility.

           An Option or shares of Restricted Stock may be granted only to an individual who satisfies the following eligibility requirements on the date of grant.

           (a) The individual is an employee of the Corporation or a related corporation. For this purpose, an individual shall be considered to be an "employee" only if there exists between the individual and the Corporation or a related corporation the legal and bona fide relationship of employer and employee. In determining whether such a relationship exists, the regulations of the United States Treasury Department relating to the determination of the employment relationship for the purpose of collection of income tax on wages at the source shall be applied.

           (b) The individual falls within the classification of key employees of the Corporation or a related corporation. For this purpose, "key employees" are those employees who are in a position materially to affect the profits of the Corporation or such related corporation by reason of the nature and extent of each such employee's duties, responsibilities, personal capabilities, performance and potential. Each individual who is employed by the Corporation in one of the positions or salary grade levels set forth in Exhibit A, as such Exhibit A may be modified by the Committee in accordance with Section 2(c), shall be a key employee for purposes of the Plan. The Committee shall determine which employees, in addition to those described in the preceding sentence, qualify as key employees.

           (c) The individual, being otherwise eligible to receive an Option or Restricted Stock under this Section 5, is granted an Option pursuant to Section 2(c) or is selected by the Committee as an individual to whom an Option shall be granted (an "Optionee") or to whom Restricted Stock shall be granted.

           (d) With respect to Incentive Options, the individual does not own, immediately before the time that the Incentive Option is granted, stock possessing more than ten percent of the total combined voting power of all classes of stock of the Corporation. For this purpose, an individual will be deemed to own stock which is attributable to him under
     Section 424(d) of the Code.

            6.  Options.

              (a)   Option Price.

                      Both  Incentive  Options  and  Nonqualified
     Options may be granted under the Plan. The price per share at which an Option may be exercised (the "Option Price") shall be the fair market value per share of the Common Stock on the date the Option is granted. For this purpose, the following rules shall apply:

                    (i)   An Option granted pursuant to paragraph
          (c) of Section 2 shall be deemed to be granted on the date specified in that paragraph. Any other Option shall be deemed to be granted on the date that the Committee acts to grant the Option, or on any later date specified by the Committee as the effective date of the Option.

                    (ii) The fair market value of the Common Stock on the date the option is granted shall be determined in good faith by the Committee, and shall mean the closing sales price of such Common Stock as reported on the NASDAQ National Market System on the date the Option is granted, or if the Option is not granted on a trading date, on the trading date immediately preceding the date the Option is granted; provided, that if the Common Stock is not included in the NASDAQ National Market System on the date the Option is granted, the fair market value of the Common Stock shall be determined in accordance with the applicable provisions of Section 20.2031-2 of the Federal Estate Tax Regulations, or in any other manner consistent with the Code and accompanying regulations.

                   (iii) In no event shall there first become exercisable by the Optionee in any one calendar year Incentive Options granted by the Corporation or any related corporation with respect to shares having an aggregate fair market value (determined at the time an option is granted) greater than $100,000; provided, that to the extent that an Incentive Option granted under this Plan exceeds the foregoing limitation, it shall be treated for all purposes under the Plan as a Nonqualified Option.

               (b)  Option Period and Limitations on the Right to
          Exercise Options.

                   (i)     The  period  during  which  an  Option
          granted pursuant to paragraph (c) of Section 2 may be exercised shall be the period specified in that paragraph. The period during which any other Option may be exercised (the "Option Period") shall be determined by the Committee at the time the Option is granted. Such period shall not extend more than ten years from the date on which the Option is granted. Any Option or portion thereof not exercised before expiration of the Option Period shall terminate.

                   (ii) An Option may be exercised by giving written notice of at least ten days to the Committee at such place as the Committee shall direct. Such notice shall specify the number of shares of Common Stock to be purchased pursuant to the Option and the aggregate purchase price to be paid therefor, and shall be accompanied by the payment of such purchase price. Such payment shall be in the form of cash or shares of Common Stock owned by the Optionee at the time of exercise, or in any combination of cash and shares. Shares of Common Stock tendered in payment on the exercise of an Option shall be valued at their fair market value on the date of exercise, as determined by the Committee by applying the provisions of Section 6(a)(ii).

                 (iii) No Option shall be exercised unless the Optionee is, at the time of exercise, an employee as described in Section 5(a), and has been an employee continuously since the date the Option was granted, subject to the following:

                       (A)     An Option shall not be affected by
               any change in the terms, conditions or status of the Optionee's employment, provided that the Optionee continues to be an employee of the Corporation or a related corporation.

                       (B)     The employment relationship of  an
               Optionee shall be treated as continuing intact for any period that the Optionee is on military or sick leave or other bona fide leave of absence, provided that the period of such leave does not exceed ninety days or, if longer, as long as the Optionee's right to reemployment is guaranteed either by statue or by contract. The employment relationship of an Optionee shall also be treated as continuing intact while the Optionee is not in active service because of such disability under
               Section 422. For purposes of this Section 6(b)(iii)(B), "disability" shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than twelve months. The Committee shall determine whether there is a disability within the meaning of this section.

                        (C)   If the employment of an Optionee is
               terminated because of retirement (herein, "retirement") as provided in Section 1.20 (or any successor provision) of the Profit Sharing
               Retirement Plan of Food Lion, Inc. or any successor plan thereto applicable to the Optionee, or if the Optionee dies while he is an employee or after his termination of employment because of retirement, the Option may be exercised only to the extent exercisable on the date of the Optionee's retirement or death (the "termination date"), except that the Committee, in its sole and absolute discretion, may accelerate the date that any Option which was not otherwise exercisable on the termination date shall be exercisable in whole or in part, without any obligation to accelerate such date with respect to other Options granted to the Optionee or to accelerate such date with respect to Options granted to any other Optionee, or to treat all Optionees similarly situated in the same manner. The Option must be exercised, if at all, prior the earlier of: (1) the close of the period of twelve months (three months in the case of an Incentive Option) next succeeding the termination date; or (2) the close of the Option Period. In the event of the Optionee's death, such Option shall be exercisable by such person or persons as shall have acquired the right to exercise the Option by will or by the laws of intestate succession.

                        (D)    If  the employment of the Optionee
               is terminated for any reason other than as provided in subparagraph (C) immediately preceding, his Option may be exercised only to the extent exercisable on the date of such termination of employment, except that the Committee, in its sole and absolute discretion, may accelerate the date that any Option which was not otherwise exercisable on the date of such termination of employment shall be exercised in whole or in part, without any obligation to accelerate such date with respect to other Options granted to the Optionee or to accelerate such date with respect to Options granted to any other Optionee, or to treat all Optionees similarly situated in the same manner. The Option must be exercised, if at all, prior to the earlier of: (1) the close of the period of three months less one day next succeeding the date of termination of employment; or (2) the close of the Option Period. If the Optionee dies following such termination of employment and prior to the earlier of the dates specified in (1) and (2) in the immediately preceding sentence, the Optionee shall be treated as having died while employed under subparagraph
               (C) immediately preceding (treating for this purpose the Optionee's date of termination of employment as the termination date).

               (iv) An Optionee or his legal representative, legatees or distributees shall not be deemed to be the holder of any shares of Common Stock subject to an Option unless and until certificates for such shares are issued to him or them under the Plan. Common Stock certificates shall be issued and distributed as soon as practicable following the date of exercise of an Option.

               (c)  Stock Option Agreement.

                     The grant of any Option under the Plan shall be evidenced by the execution of a 1996 Employee Stock Option Agreement of Food Lion, Inc. (the "Agreement") between the Corporation and the Optionee. Such Agreement shall set forth the date of grant of the Option, the number of shares of Common Stock subject to the Option, the Option Price, the Option Period and the time or times when and the conditions upon the happening of which the Option shall become exercisable. Such Agreement shall also designate the Option as an Incentive Option or a Nonqualified Option, and shall set forth any restrictions which shall apply to the shares to be purchased thereunder, and any other terms and conditions consistent with the provisions of the Plan and applicable law and regulations to which the Option shall be expressly made subject at the time the Option is granted.

             (d)    Nontransferability of Options and Shares.

                    No Option shall be transferable (including by pledge or hypothecation) other than by will or the laws of intestate succession or, if applicable, pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. An Option shall be exercisable during the Optionee's lifetime only by him. Shares of Common Stock acquired upon the exercise of an Option shall not, without the consent of the Committee, be disposed of until the expiration of six months after the date the Option was granted.

        7.     Restricted Stock.

               (a)  Terms and Conditions.

                     Grants  of Restricted Stock shall be subject
     to the terms and conditions set forth in this Section 7 and any additional terms and conditions, not inconsistent with the express terms and provisions of the Plan, as the Committee, in its sole discretion, shall set forth in a grant instrument or agreement. Restricted Stock may be granted alone or in addition to any grant of Options under the Plan. Subject to the terms of the Plan, the Committee shall determine the number of shares of Restricted Stock to be granted to an individual and the Committee may impose different terms and conditions on any particular Restricted Stock grant made to any individual.

             (b)    Restrictions.

                     A grant of Restricted Stock is a grant of  a
     number of shares of Common Stock to a Participant, subject to such restrictions, terms and conditions as the Committee deems appropriate, including, without limitation, (a) restrictions on the sale, assignment, transfer, hypothecation or other disposition of such shares, (b) the requirement that the Participant deposit such shares with the Company while such shares are subject to such restrictions, (c) the requirement that such shares be forfeited upon termination of employment for specified reasons within a specified period of time and
     (d) restrictions on the vesting of such shares based on service, the attainment of performance goals, a change of control of the Corporation or a related corporation or other factors.

          (c)       Restriction Period.

                     In accordance with Sections 7(a) and 7(b) of
     the Plan, Restricted Stock shall only become unrestricted and vest in the Participant in accordance with such vesting schedule relating to the restriction applicable to such Restricted Stock, if any, as the Committee may establish at the time of the grant in the relevant grant instrument or agreement (the period over which such stock vests being referred to herein as the "Restriction Period"). During the Restriction Period such stock shall be and remain unvested and a Participant may not sell, assign, transfer, pledge, encumber or otherwise dispose of or hypothecate such stock. Upon satisfaction of the vesting schedule and any other applicable restrictions, terms and conditions, the
     Participant shall be entitled to receive payment of the Restricted Stock or a portion thereof, as the case may be, as provided in Section 7(d) of the Plan.

          (d)       Issuance of Restricted Stock Shares.

                      The   actual  issuance  of  any  share   of
     Restricted Stock issued in connection with a grant hereunder may be evidenced in such manner as the Committee, in its sole discretion, shall deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock granted hereunder, such certificate shall bear, among any other required legends, the following legend:

                The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including, without limitation, forfeiture events) contained in the 1996 Employee Stock Incentive Plan of Food Lion, Inc. and a grant instrument or agreement delivered or entered into between the registered owner hereof and Food Lion, Inc. Copies of such Plan and instrument or agreement are on file in the office of the Secretary of Food Lion, Inc., and Food Lion, Inc. will furnish to the record holder of the certificate, without charge, upon written request at its principal place of business a copy of such Plan and grant instrument or agreement.

     The Committee may provide that the Corporation may retain, at its option, the physical custody of any stock certificate representing any grants of Restricted Stock during the Restriction Period or require that the Restricted Stock be placed in escrow or trust, along with a stock power endorsed in blank, until all restrictions or vesting provisions are satisfied or removed.

            (e)        Payment of Restricted Stock Grants.

                          After the satisfaction and/or lapse  of
          the restrictions, terms and conditions established by the Committee in respect of a grant of Restricted Stock, a certificate (without the legend set forth in Section 7(d) above) for the number of shares of Common Stock which are no longer subject to such restrictions, terms and conditions shall, as soon as practicable thereafter, be delivered to the Participant.

             (f)    Shareholder Rights.

                          Except as may otherwise be provided  in
          the relevant grant instrument or agreement, an individual shall have, during the Restriction Period with respect to the shares of Common Stock received under a grant of Restricted Stock, all of the rights of a shareholder of the Corporation, including, without limitation, the right to vote the shares and to receive any cash dividends. Stock dividends issued with respect to such Restricted Stock shall be treated as additional Restricted Stock grants and shall be subject to the same restrictions and other terms and conditions that apply to the shares of Restricted Stock with respect to which such stock dividends are issued.

     8.   Withholding.

           The Committee shall require any Optionee or recipient of Restricted Stock hereunder to timely pay the Corporation in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Corporation to such authority for the account of such recipient. Notwithstanding the foregoing, the Committee may provide at the time of grant that the Optionee or recipient shall, or that the Optionee or recipient may, satisfy such obligation in whole or in part, and any other local, state, or federal income tax obligations resulting from the exercise or surrender of a Nonqualified Option or the vesting of Restricted Stock by electing (such election being referred to herein as the "Election") to deliver to the Corporation shares of Common Stock owned by the Optionee at the time of exercise, or to have the Corporation withhold from the shares of Common Stock to which the recipient is entitled. The number of shares to be delivered or withheld shall have a fair market value (determined in accordance with Section 6(a)(ii) hereof) as of the date that the amount of tax to be withheld is determined (the "Tax Date") as nearly equal as possible to (but not exceeding) the amount of such obligations being satisfied. Except to the extent the Committee determines otherwise, the following additional rules shall apply with respect to Elections:

         (a) Each Election must be made in writing to the Committee prior to the Tax Date. The Committee may reject any Election, or may suspend or terminate the right to make an Election. An Election, once made by the recipient and accepted by the Committee, shall be irrevocable.

         (b) Notwithstanding the foregoing, if a recipient is an officer or director of the Corporation within the meaning of Section 16 of the Securities Exchange Act of 1934, then, unless approved by the Committee, (i) no Election shall be made as of a Tax Date which occurs within six months of the date of grant of a Nonqualified Option, and (ii) the Election, as well as the withholding of shares, must occur during a period beginning on the third business day following the date or release for publication of the Corporation's quarterly or annual summary statements of revenues and earnings and ending on the twelfth business day following such date.

     9.   No Right or Obligation of Continued Employment.

           Nothing contained in the Plan shall require the Corporation or a related corporation to continue to employ the recipient of an Option or Restricted Stock, nor shall any such individual be required to remain in the employment of the Corporation or a related corporation. Options granted under the Plan shall not be affected by any change in the duties or position of the Optionee, as long as such individual remains an employee of the Corporation or a related corporation (taking into account the provisions of Section 6(b)(iii)(B) hereof). A change in the duties or position of a recipient of Restricted Stock shall have such effect, if any, on such grant of Restricted Stock as may be provided in the relevant grant instrument or agreement.

     10.  Retirement Plans.

          In no event shall any amounts accrued, distributable or payable under the Plan be treated as compensation for the purpose of determining the amount of contributions or benefits to which any person shall be entitled under any retirement plan sponsored by the Corporation or a related corporation that is intended to be a qualified plan within the meaning of Section 401(a) of the Code.

     11.  Certain Definitions.

           For purposes of the Plan, the following terms shall have the meaning indicated:

         (a) "Related corporation" shall mean any parent, subsidiary or predecessor of the Corporation.

         (b) "Parent" or "parent corporation" shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation if each corporation other than the Corporation owns stock possessing fifty percent or more of the total combined voting power of all classes of stock in another corporation in the chain.

         (c) "Subsidiary" or "subsidiary corporation" shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation of each corporation other than the past corporation in the unbroken chain owns stock possessing fifty percent or more of the total combined voting power of all classes of stock in another corporation in the chain.

         (d) "Predecessor" or "predecessor corporation" shall mean a corporation which was a party to a transaction described in Section 424(a) of the Code (or which would be so described if a substitution or assumption under that Section had occurred) with the Corporation, or a corporation which is a parent or subsidiary of the Corporation, or a predecessor of any such corporation.

           (e) "Section 16 Insider" shall mean an individual who is serving as a director (including a director who is an employee), any individual who is serving in a position designated as an "executive officer" by the Board of Directors of the Corporation, or any individual required to file pursuant to Rule 16a-3 under Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") as an "officer" within the meaning of Rule 16a-1(f) of the Exchange Act, as such Act and Rules may hereinafter be amended from time to time.

    12.   Amendment and Termination of the Plan.

           The Plan may be amended or terminated at any time by the Board of Directors of the Corporation; provided that such amendment or termination shall not, without the consent of an Optionee or grantee of Restricted Stock, adversely affect the Optionee's or grantee's rights with respect to an Option or shares of Restricted Stock previously granted; and provided further, that approval by the shareholders of the Corporation shall be required for any amendment which would (i) increase the number of shares of Common Stock which may be issued under the Plan, except to the extent of adjustments pursuant to Section 4, or (ii) materially change the requirements for eligibility to be an Optionee or grantee of Restricted Stock. Notwithstanding the foregoing, shareholder approval shall be required for any other amendments which require such approval in order to secure an exemption from Section 16(b) of the Securities Exchange Act of 1934.

   13.    Restrictions on Shares.

           The Committee may impose such restrictions on any shares of Common Stock acquired pursuant to grants hereunder as it may deem advisable, including without limitation restrictions under the Securities Act of 1933, as amended, and under any Blue Sky or securities laws applicable to such shares. The Committee may cause a restrictive legend to be placed on any certificate issued pursuant to an Option hereunder in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

   14.     Applicable Law.

           The Plan shall be governed by and construed in accordance with the laws of the State of North Carolina, except to the extent federal law may be applicable.

   15.    Shareholder Approval.

           The Plan is subject to approval by the shareholders of the Corporation on or before June 1, 1996. Options and Restricted Stock granted prior to such shareholder approval shall be conditioned upon and shall be effective only upon approval of the Plan by such shareholders on or before such date.

   16.    Predecessor Plans.

          The Food Lion, Inc. 1983 Employee Stock Option Plan, as amended, and the 1991 Employee Stock Option Plan of Food Lion, Inc. (together, the "Predecessor Plans") shall continue in effect following the effective date of this Plan, and shall be applicable with respect to all options issued under the Predecessor Plans before the effective date of this Plan.






                           EXHIBIT A
                               TO
                 1996 EMPLOYEE STOCK INCENTIVE
                    PLAN OF FOOD LION, INC.


Salary Grade I, II            0      Minimum
                              0      Discretionary after five years of service

Salary Grade III              50     Minimum
                              50     Discretionary after five years of service

Salary Grade IV               100    Minimum
                              100    Discretionary after five years of service

Salary Grade V                100    Minimum
                              150    Discretionary after five years of service

Salary Grade VI               250    Minimum
                              250    Discretionary after five years of service

Salary Grade VII              500    Minimum
                              500    Discretionary after five years of service

Salary Grade VIII, IX, X      1000   Minimum
                                 0   Discretionary after five years of service


Appendix C

                         Food Lion, Inc.


            Key Executive Annual Incentive Bonus Plan






                           March 1996





I.   Purpose

     The purpose of the Key Executive Annual Incentive Bonus Plan is to provide a means to reward Food Lion's Chief Executive Officer and other key executive officers as designated by the Senior Management Compensation Committee of the Board of Directors for the success of Food Lion, Inc. The Plan design creates the opportunity for cash awards based on annual profits in excess of a threshold level of return on average shareholders' equity. It is expected that the opportunity for additional compensation provided by the Plan will serve to motivate and retain the CEO and other designated Participants and provide appropriate rewards for continued and growing profitability.

II.  Definitions

     The following terms shall have the meanings set forth below when used in connection with the Plan and its related documents:

     A.   "Plan" shall mean this Key Executive Annual Incentive
Bonus Plan.

     B. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     C. "Company" shall mean Food Lion, Inc., and any subsidiary thereof.

     D.   "Committee" shall mean the Senior Management
Compensation Committee. Members of this Committee shall be appointed from time to time by the Board of Directors from its own membership.

     E.   "Participant" shall mean the Chief Executive Officer of
Food Lion, Inc. or any other executive officer of the Company who is selected by the Committee pursuant to
Article III hereof.

     F. "Plan Year" shall mean the fiscal year in which the Plan is in effect.

     G. "Profits" shall be determined on the basis of the Company's fiscal year by the Company's independent public accountants in accordance with generally accepted accounting principles, consistently applied, measured after Profit-Sharing Plan accruals or contributions and before any accrual, charge or deduction of the following items:

          1.   federal and state income taxes;

          2. the amount of the Plan Year Bonus Funding as determined under Article V hereunder;

          3. any LIFO adjustments to the inventory of the Company;

          4.   Non-recurring, non-cash charges; and

          5. Non-cash charges or deductions that result from purchase accounting for acquisitions that occur after the effective date of the Plan.

     H. "Average Equity" shall mean the sum of the shareholders' equity at the beginning of the Company's fiscal year plus the shareholders' equity at the end of the fiscal year before any effect of the Plan Year
           Bonus Funding under this Plan (both determined by the Company's independent public accountants in accordance with generally accepted accounting principles, consistently applied) divided by two.

     I. "Return on Average Equity" shall be measured as Profits divided by Average Equity.

     J. "Beneficiary/Estate" shall mean the Participant's named beneficiary of any Plan awards, on file with the Company, or where no beneficiary has been named, the Participant's estate.

     K. "Normal Retirement" shall mean the normal retirement date specified within the Company's qualified retirement plan(s).

     L. "Permanent Disability" shall be defined in the Company's long-term disability plan or as defined by the Committee.

III. Eligibility and Notification of Participation

     The Participants shall be selected by the Committee from among the class consisting of the Chief Executive Officer of the
Company and other executive officers of the Company.   The
selection process shall occur annually, no later than 90 days after the beginning of the Plan Year, and those employees selected shall be notified of their participation in the upcoming Plan Year through a written communication from the Committee.

IV.  Bonus Potential

     The Bonus Potential for each Participant in the plan shall be set by the Committee no later than 90 days after the beginning of the Plan Year. The Bonus Potential shall be set as a fixed percentage (the "Participant's Percentage of Net Profit") of Profit in excess of a fixed percentage Return On Average Equity (ROAE) threshold. The aggregate of all of the Participants' Percentages of Net Profit shall not exceed 100 %.


V.   Individual Award Determination

     Each Participant's bonus award shall be calculated as specified in Article IV based upon the Company's financial performance for the fiscal year. Under no circumstances may any Participant's actual bonus award exceed the dollar amounts generated by the formula and procedure specified in Article
IV. The actual awards may, however, be adjusted downward from the amounts generated by the formula, subject to the discretion of the Committee and taking into account the Participant's
individual performance objectives for   the fiscal year, as
confirmed in writing within 90 days of the start of the fiscal year, and such other factors as the Committee may deem relevant for consideration; provided, however, that a reduction in the amount of one Participant's bonus shall not result in an increase in the amount payable to another Participant.

VI.  Individual Maximum Bonus Award

     The maximum annual bonus award that may be paid to any single Participant in the Plan shall be $750,000.

VII. Payment of Awards

     Awards shall be paid in cash annually on or before March 15 following the Plan Year in which any performance goal established under the Plan is exceeded on an Award Payment Date selected by the Committee, unless the Participant elects to defer all or a percentage of the award through the deferral option of Article VIII. Awards shall only be paid upon the determination and written certification by the Committee that the performance goal of achieving a minimum ROAE, as established by the Committee in accordance with Paragraph IV herein was satisfied.

VIII.     Deferral Option

     Instead of receiving their awards on the Award Payment Date, Participants may elect to defer all or a percentage of their awards from any Plan Year until retirement or for some other specified purpose. This election to defer must be made through a written communication to the Committee prior to the Plan year with respect to which the award would be paid (i.e., prior to commencement of the period of service with respect to which the award would be paid). The election shall be effective for all subsequent Plan Years unless, prior to the beginning of any Plan Year, the Participant revokes or changes the deferral election. Any revocation or change shall be effective only for Plan Years subsequent to the fiscal year in which such revocation or change is filed with the Committee.

     All amounts deferred under the Plan, plus accrued interest,
shall be unsecured, general   obligations of the Company.  Title
to and beneficial ownership of any assets, whether cash     or
investments, which the Company may set aside or earmark to meet its deferred obligation under the Plan, shall at all times
remain the property of the Company; and no   Participant or
beneficiary shall under any circumstance acquire any property interest in any specific assets or the Company.

     A.   Deferral Limitation

          The deferral option is subject to the following limitation: If an election is made to defer, the minimum deferral for any Plan Year shall be $1,000.

          The Participant's election must state which of the following procedures shall apply in the event that his/her elected deferral percentage results in less than $1,000 deferral:

          1. No deferral shall be made for the Plan Year and payment of the entire award shall occur on the Award Payment Date;

          2. The deferral percentage of the award shall automatically be increased to defer the minimum $1,000. If the total award is less than $1,000, no deferral will be made and payment will occur on the Award Payment Date.

     B.   Payment of Deferred Awards

          Deferred awards shall be credited to the deferral account on the Award Payment Date. Interest shall accrue on deferred awards at the 10-year government bond rate adjusted annually as of each anniversary of the Award Payment Date on which the award is credited to a deferral account. The deferred principal, plus the interest on the principal, shall be payable to the Participant, or, in the event of the Participant's death, to his/her beneficiary/estate, in one single lump sum payment from among the following payment methods or contingency payment methods elected by the Participant:

          1.   Contingency Payment Methods

               Deferred principal and accrued interest may also be payable to the Participant, or, in the event of his/her death, to his/her beneficiary/estate, under any of the following conditions:

               a. Participant's Financial Hardship -- Payment to occur when requested by the Participant at some future date in one lump sum as the result of financial hardship due to unforeseeable emergencies as determined by the Committee. The
                    Committee shall use the following
                    guideline in determining financial hardship:
                    Circumstances of sufficient severity that a Participant or his/her family are clearly endangered by present or impending want or privation.

               b. Participant's Permanent Disability -- Payment to occur in one lump sum one month following the Participant's permanent disability.

               c.   Participant's Death-- Payment to the
                    Participant's beneficiary/estate to occur in one lump sum one month following the Participant's death.

               d.   Participant's Termination of Employment With
                    The Company For Any Reason -- Payment to occur in one lump sum one month following
                    Participant's termination.

IX.  Vesting


          A Participant shall be 100 percent vested in any bonus awards payable for a particular Plan Year if he or she is employed for the entire Plan year. A
          Participant's voluntary or involuntary termination of employment during the Plan year for any reson other than permanent disability, normal retirement or death shall, at the option of the Committee, be cause for cancellation of all rights to the receipt of his/her bonus award for that particular Plan Year. Should termination of employment during the Plan Year occur as the result of permanent disability, normal retirement, or death, the Participant, or his/her beneficiary/estate, shall be eligible for a prorated bonus award, based upon the percentage of that period worked compared to twelve (12) months.

          Any Participant voluntarily or involuntarily terminating his/her employment for any reason after the Plan Year but prior to the Award Payment Date, shall be eligible to receive an award as though the Participant were still an employee of the Company except for (1), (2), and (3) below. In the event of a Participant's death following the Plan Year but prior to the Award Payment Date, his/her beneficiary/estate shall be eligible to receive his/her award.

          No award shall be payable to any Participant under the following circumstances if they should occur prior to the award payment date for the Plan Year:

          1.   Participant admits to theft from the Company;

          2. Participant is convicted of a theft from the Company;

          3.   Participant is discharged for cause.

X.   Designation of Beneficiary

     A Participant shall have the right to designate the person or persons who shall have the right to receive, in the event of the Participant's death, any award payments which may be payable by the Company. Such designation shall be in a form acceptable to the Company and shall be valid upon receipt by the Company. Any beneficiary designation made under such document shall be revocable at any time unless expressly made irrevocable. In the event that, at the Participant's death, there is no beneficiary designated for purposes of receiving any bonus payments from the Plan, such payments shall be paid to the Participant's estate.

XI.  Administration

     The Plan has been established and is administered by the Committee subject to such limitations as are necessary to
     ensure compliance with the requirements of section 162(m)   and
     the regulations thereunder relating to "qualified performance-based compensation." The Committee shall have full power and authority in its sole discretion to construe and interpret the Plan, and to determine which key executives of the Company shall participate, what their Bonus Potential Percentages shall be (subject to the maximum of Article VI), and what their final awards will be. All determinations and decisions of the Committee shall be unanimous and shall be final and binding on all persons, except that no member of the Committee may at any time participate in any decision affecting his/her unique interests.

     Subject to ratification by the Board of Directors, the Committee shall have full authority to amend, alter, modify, and terminate the Plan provided such action is for subsequent years and becomes effective the first day of the following Plan year.

XII. General Provisions

     A. The Plan does not create in any employee or group of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate or otherwise modify an employee's employment at any time.

     B. Nothing contained in this document shall be construed to create a trust or escrow account of any kind or create any fiduciary relationship. Moneys set aside or invested under the Plan shall continue for all purposes to be a part of the general assets of the Company, and no entity or person other than the Company shall, by virtue of the provisions of this Plan, have any interest in such moneys. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

     C. To the extent permitted by law, the right of any Participant or his/her beneficiary/estate to any payment under this Plan shall not be subject in any manner to attachment or other legal process for the debts of such Participant or beneficiary/estate; and any such payment shall not be subject to anticipation, alienation, sale, transfer, assignment, or encumbrance.

     D. The Plan is intended not to be an employee benefit plan subject to the provisions of the Employment Retirement
          Income Security Act of 1974, as amended.